                            ASSET EXCHANGE AGREEMENT

                                  BY AND AMONG

                                   WGRC, INC.,

                                       AND

                        BENEDEK BROADCASTING CORPORATION

                                       AND

                           BENEDEK LICENSE CORPORATION

                                TABLE OF CONTENTS


                                                                                                               Page


1.       Definitions..............................................................................................1

2.       Exchange of Assets.......................................................................................5
                 2.1     WWLP Assets..............................................................................5
                 2.2     WWLP Excluded Assets.....................................................................7
                 2.3     Chronicle Assets.........................................................................8
                 2.4     Chronicle Excluded Assets................................................................8
                 2.5     Transfer of Assets.......................................................................8
                 2.6     Accounts Receivable......................................................................9
                 2.7     Power of Attorney.......................................................................10
                 2.8     Non-Assignable WWLP Assets..............................................................10
                 2.9     Non-Assignable Chronicle Assets.........................................................10

3.       Assumption of Liabilities...............................................................................11
                 3.1     WWLP Assumed Liabilities................................................................11
                 3.2     Chronicle Assumed Liabilities...........................................................11
                 3.3     Instruments of Assumption for the WWLP Assumed Liabilities..............................12
                 3.4     Instruments of Assumption for the Chronicle Assumed Liabilities.........................12
                 3.5     WWLP Excluded Liabilities...............................................................12
                 3.6     Chronicle Excluded Liabilities..........................................................13

4.       Closing Payment; Allocation.............................................................................13
                 4.1     Closing Payment.........................................................................13
                 4.2     Letter of Credit........................................................................13
                 4.3     WWLP Closing Adjustments................................................................14
                 4.4     Allocation..............................................................................15

5.       Closing.................................................................................................15

6.       Governmental Consents...................................................................................16
                 6.1     FCC Consent.............................................................................16
                 6.2     Hart-Scott-Rodino.......................................................................16
                 6.3     Other Governmental Consents.............................................................17

7.       Representations and Warranties of Benedek...............................................................17
                 7.1     Organization and Standing...............................................................17
                 7.2     Power and Authority.....................................................................17
                 7.3     No Conflicts............................................................................18
                 7.4     Government Approval.....................................................................18
                 7.5     Validity................................................................................18
                 7.6     Financial Statements....................................................................19
                 7.7     Taxes...................................................................................19
                 7.8     Contracts...............................................................................20
                 7.9     Real Estate.............................................................................21
                 7.10    Personal Property.......................................................................22
                 7.11    Intellectual Property...................................................................22
                 7.12    Insurance...............................................................................22
                 7.13    Litigation..............................................................................23
                 7.14    Compliance with Law.....................................................................23





                                       (i)



                 7.15    Labor...................................................................................24
                 7.16    Employees...............................................................................24
                 7.17    Employee Benefit Plans..................................................................24
                 7.18    Environmental Matters...................................................................26
                 7.19    Chronicle Agreement.....................................................................27
                 7.20    Entire Business.........................................................................27
                 7.21    Transactions with Affiliates............................................................28

8.       Representations and Warranties of WGRC..................................................................28
                 8.1     Organization and Standing...............................................................28
                 8.2     Power and Authority.....................................................................28
                 8.3     No Conflicts............................................................................28
                 8.4     Government Approval.....................................................................29
                 8.5     Validity................................................................................29
                 8.6     Litigation..............................................................................29
                 8.7     Independent Investigation...............................................................29

9.       Covenants of Benedek....................................................................................30
                 9.1     Books and Records.......................................................................30
                 9.2     Interim Operations......................................................................30
                 9.3     Discharge of Liens......................................................................32
                 9.4     Licenses................................................................................32
                 9.5     Maintenance of Insurance................................................................32
                 9.6     Compliance..............................................................................32
                 9.7     Compliance with Laws....................................................................33
                 9.8     Payment of Taxes........................................................................33
                 9.9     Financial Statements....................................................................34
                 9.10    Action..................................................................................34
                 9.11    Further Assurances......................................................................34
                 9.12    Chronicle Agreement.....................................................................34

10.      Covenants of WGRC.......................................................................................35
                 10.1    Compliance..............................................................................35
                 10.2    Control of the Station..................................................................36
                 10.3    FCC Compliance..........................................................................36
                 10.4    Books and Records.......................................................................36
                 10.5    Action..................................................................................36
                 10.6    Employees and Employee Benefit Matters..................................................36
                 10.7    Further Assurances.  ...................................................................38
                 10.8    Conditions of Closing...................................................................39
                 10.9    Obligation of WGRC to Close.............................................................39
                 10.10   Obligation of Benedek to Close..........................................................40

11.      Remedies for Breach.....................................................................................42
                 11.1    WGRC Declines to Close..................................................................42
                 11.2    WGRC Elects to Close....................................................................42
                 11.3    Benedek Declines to Close...............................................................42
                 11.4    Benedek Elects to Close.................................................................42
                 11.5    Remedies Cumulative.....................................................................42

12.      Termination Rights......................................................................................42

13.      Risk of Loss............................................................................................43





                                      (ii)


               13.2      Failure of Broadcast Transmission.......................................................44

               13.3      Resolution of Disagreements.............................................................44

14.      Indemnification.........................................................................................44
                 14.1    Indemnification of Benedek..............................................................44
                 14.2    Indemnification of WGRC.................................................................45
                 14.3    Procedures for Indemnification..........................................................46
                 14.4    Procedures for Third-Party Claims.......................................................46
                 14.5    Survival of Representations, Warranties and Covenants...................................47

15.      Brokers.................................................................................................47

16.      Tax Matters.............................................................................................47

17.      Miscellaneous...........................................................................................48
                 17.1    Confidentiality.........................................................................48
                 17.2    Entire Agreement........................................................................48
                 17.3    Notices.................................................................................48
                 17.4    Public Announcement.....................................................................49
                 17.5    No Waiver...............................................................................50
                 17.6    Governing Law...........................................................................50
                 17.7    Consent to Jurisdiction.................................................................50
                 17.8    Expenses................................................................................50
                 17.9    Binding Agreement.......................................................................50
                 17.10   Intent..................................................................................50
                 17.11   Good Faith..............................................................................51
                 17.12   Headings................................................................................51
                 17.13   Counterparts............................................................................51





                                      (iii)

                                    SCHEDULES



Schedule Number                                      Description
---------------                                      -----------

1.16                                                 Benedek's Knowledge

1.16                                                 WGRC's Knowledge

2.2.11                                               Other Excluded Assets

3.5.6                                                WWLP Excluded Contracts

7.3                                                  Conflicts

7.4                                                  FCC Licenses

7.6                                                  Financial Statements

7.8                                                  Contracts, agreements and commitments of Benedek

7.9                                                  Real Property, Liens

7.10                                                 Personal Property, Liens

7.11                                                 Intellectual Property

7.12                                                 Insurance

7.13                                                 Litigation

7.15                                                 Representation or labor contracts; Delinquency in
                                                     payments to employees

7.16                                                 Employees

7.17                                                 Employee Benefit Plans

7.18.1                                               Environmental Matters




                                      (iv)

                                    EXHIBITS


EXHIBIT                                      DESCRIPTION
-------                                      -----------
    A                                        Form of Letter of Credit





                                       (v)

                             INDEX TO DEFINED TERMS



TERM                                                 LOCATION
----                                                 --------


"Affiliate"                                          Section 1.1
"Agreement"                                          Section 1.2
"Assignment Agreement"                               Page 1, 3rd WHEREAS
"BBC"                                                Page 1, paragraph 1
"Benedek"                                            Page 1, paragraph 1
"Benedek 401(k) Plan"                                Section 10.6.2
"Benedek Cafeteria Plan"                             Section 10.6.5
"BLC"                                                Page 1, paragraph 1
"Chronicle"                                          Page 1, 2nd WHEREAS
"Chronicle Agreement"                                Page 1, 2nd WHEREAS
"Chronicle Assets"                                   Section 1.4
"Chronicle Assumed Liabilities"                      Section 1.5
"Chronicle Cash Payment"                             Section 1.6
"Chronicle Excluded Assets"                          Section 1.7
"Chronicle Excluded Liabilities"                     Section 1.8
"Chronicle Station Licenses"                         Section 1.9
"Chronicle Stations"                                 Page 1, 2nd WHEREAS
"Closing"                                            Section 5
"Closing Date"                                       Section 5
"Closing Payment"                                    Section 4.1
"COBRA"                                              Section 7.17.6
"Code"                                               Page 1, 5th WHEREAS
"Collection Period"                                  Section 2.6
"Communications Act"                                 Section 1.3
"Confidentiality Agreement"                          Section 1.10
"control"                                            Section 1.1
"Employee Plans"                                     Section 7.17
"Environmental Law(s)"                               Section 7.18.1
"Environmental Claims"                               Section 7.18.2
"Environmental Reports"                              Section 7.18.1
"ERISA"                                              Section 1.11
"ERISA Affiliate"                                    Section 1.12
"FCC"                                                Page 1, 1st WHEREAS
"FCC Application"                                    Section 6.1.1
"FCC Consent"                                        Section 1.13
"Final Order"                                        Section 1.14
"Final Proration Schedule"                           Section 4.3.2
"Financial Statements"                               Section 7.6




                                      (vi)


TERM                                                 LOCATION
----                                                 --------

"GAAP"                                               Section 1.15
"Hazardous Substances"                               Section 7.18.1
"herein"                                             Section 1.2
"hereof"                                             Section 1.2
"hereunder"                                          Section 1.2
"HSR Act"                                            Section 6.2
"including"                                          Section 1.25.4
"Indemnified Party"                                  Section 14.3
"Indemnifying Party"                                 Section 14.3
"Intellectual Property"                              Section 1.17
"IRS"                                                Section 4.4
"knowledge"                                          Section 1.16
"Leased Real Property"                               Section 7.9.1
"Leases"                                             Section 7.9.1
"Lien"                                               Section 1.18
"Losses"                                             Section 14.1.1
"Material Adverse Effect"                            Section 1.19
"NBC"                                                Section 2.1.4
"Notice of Disagreement"                             Section 4.3.2
"or"                                                 Section 1.25.3
"Owned Real Property"                                Section 7.9.1
"Permitted Liens"                                    Section 1.20
"Person"                                             Section 1.21
"Premises"                                           Section 7.18.1
"Proprietary Rights"                                 Section 1.22
"Real Property"                                      Station 7.9.1
"Receivables"                                        Section 2.6
"Specified Event"                                    Section 13.2
"Station"                                            Page 1, 1st WHEREAS
"Station Licenses"                                   Section 1.23
"Tax"                                                Section 7.7.8
"Taxes"                                              Section 7.7.8
"Tax Return"                                         Section 7.7.8
"Third-Party Claim"                                  Section 14.4.1
"trade-out agreements"                               Section 4.3.1
"Transfer Taxes"                                     Section 9.8
"Transferred Employees"                              Section 10.6
"WGRC"                                               Page 1, paragraph 1
"WGRC 401(k) Plan"                                   Section 10.6
"WGRC Cafeteria Plan"                                Section 10.6.5
"WGRC's Proration Amount"                            Section 4.3.2






                                      (vii)


TERM                                                 LOCATION
----                                                 --------

"WWLP Assets"                                        Section 2.1
"WWLP Assumed Liabilities"                           Section 3.1
"WWLP Excluded Assets"                               Section 2.2
"WWLP Excluded Contracts"                            Section 3.5.6
"WWLP Excluded Liabilities"                          Section 3.5
"WWLP Excluded Records"                              Section 2.2.6
"WWLP Value"                                         Section 1.24




                                     (viii)

                            ASSET EXCHANGE AGREEMENT

         AGREEMENT dated as of this 10th day of December, 1999, by and among WGRC, Inc. ("WGRC"), a Delaware corporation, having its principal place of business at 79 Ridge Road, Bristol, Rhode Island 02809, and Benedek Broadcasting Corporation, a Delaware corporation ("BBC"), and Benedek License Corporation, a Delaware corporation ("BLC"), each having its principal place of business at 100 Park Avenue, Rockford, Illinois 61101 (BBC and BLC are collectively referred to as "Benedek").

                              W I T N E S S E T H :

         WHEREAS, BBC and its wholly-owned subsidiary, BLC, own and operate television station WWLP (TV), Channel 22, Springfield, Massachusetts and its auxiliary facilities (the "Station") pursuant to licenses issued by the Federal Communications Commission (the "FCC"); and

         WHEREAS, BBC has entered into an Asset Purchase Agreement dated as of November 17, 1999, as the same may be amended from time to time (the "Chronicle Agreement"), with The Chronicle Publishing Company ("Chronicle") pursuant to which the purchaser thereunder will acquire television stations WOWT(TV), Omaha, Nebraska and KAKE-TV, Wichita Kansas (together with its satellite stations, KUPK-TV, Garden City, Kansas and KLBY(TV), Colby, Kansas) (collectively, the "Chronicle Stations"); and

         WHEREAS, Benedek and WGRC are entering into an Assignment and Assumption Agreement of even date herewith (the "Assignment Agreement") pursuant to which Benedek's rights under the Chronicle Agreement to acquire the Chronicle Stations will be assigned to WGRC; and

         WHEREAS, Benedek desires to acquire the Chronicle Stations by way of an exchange transaction for substantially all of the assets of the Station; and

         WHEREAS, Benedek and WGRC have agreed that WGRC will transfer the Chronicle Stations to Benedek in exchange for the Station in a transaction intended to qualify as a like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"), as contemplated herein.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. DEFINITIONS. Unless otherwise stated in this Agreement, the following terms shall have the following meanings:

                  1.1 The term "Affiliate" means, with respect to a Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of the foregoing definition, "control" of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

                  1.2 The term "Agreement" means this agreement, including the schedules and all exhibits hereto, as the same may be amended or otherwise modified from time to time, and the terms "herein", "hereof", "hereunder" and like terms shall be taken as referring to this Agreement in its entirety and shall not be limited to any particular section or provision hereof.

                  1.3 The term "Communications Act" means the Communications Act of 1934, as amended.

                  1.4 The term "Chronicle Assets" means the Purchased Assets, as that term is defined in the Chronicle Agreement, which will be acquired by WGRC pursuant to the Chronicle Agreement.

                  1.5 The term "Chronicle Assumed Liabilities" means the Assumed Liabilities, as that term is defined in the Chronicle Agreement, which will be assumed by WGRC pursuant to the Chronicle Agreement.

                  1.6 The term "Chronicle Cash Payment" means the Cash Payment, as that term is defined in the Chronicle Agreement, adjusted as contemplated by
Section 3.3(a) of the Chronicle Agreement.

                  1.7 The term "Chronicle Excluded Assets" means the Excluded Assets, as that term is defined in the Chronicle Agreement.

                  1.8 The term "Chronicle Excluded Liabilities" means the Excluded Liabilities, as that term is defined in the Chronicle Agreement.

                  1.9 The term "Chronicle Station Licenses" means the Station Licenses, as that term is defined in the Chronicle Agreement.

                  1.10 The term "Confidentiality Agreement" means the Confidentiality Agreement dated October 21, 1999 between LIN Television Corporation and Benedek.

                  1.11 The term "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute thereto and all final or temporary regulations promulgated thereunder.

                  1.12 The term "ERISA Affiliate" shall mean with respect to Benedek, all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with Benedek, are treated as a single employer under any or all of Sections 414(b), (c), (m) or (o) of the Code.

                  1.13 The term "FCC Consent" means action by the FCC granting its consent to the assignment of the Station Licenses as contemplated by this Agreement.

                  1.14 The term "Final Order" means a written action or order issued by the FCC, setting forth the FCC Consent and which has not been reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which no requests have been filed for administrative or judicial review, reconsideration, appeal or stay and the periods provided by statute or FCC regulations for filing of any such requests for administrative or judicial review, reconsideration or appeal or for the FCC to set aside the action on its own motion have expired.

                  1.15 The term "GAAP" means generally accepted accounting principals set forth in opinions and pronouncements of the Accounting Principals Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

                  1.16 The term "knowledge" or similar words shall be deemed to mean the actual personal knowledge after reasonable inquiry as of the date specified or if no such date is specified, as of the Closing Date, in the case of Benedek, of those employees of Benedek identified on Schedule 1.16 attached hereto and, in the case of WGRC, of those employees of WGRC identified on
Schedule 1.16 attached hereto.

                  1.17 The term "Intellectual Property" means any registered (i) United States and foreign patents, patent applications, patent disclosures and improvements thereto, (ii) United States and foreign trademarks, service marks, trade dress, logos, trade names and corporate names, the goodwill associated therewith, and the registrations and applications for registration thereof, and
(iii) United States and foreign copyrights, and the registrations and applications for registration thereof.

                  1.18 The term "Lien" means any charge, lien, mortgage, pledge, security interest or other encumbrance of any nature whatsoever upon, of or in property or other assets of a Person, whether absolute or conditional, voluntary or involuntary, whether created pursuant to agreement, arising by force of statute, by judicial proceedings or otherwise.

                  1.19 The term "Material Adverse Effect" means any change or effect that is materially adverse to the properties, operations, business, financial condition or results of operations of the Station or to the WWLP Assets, except for any such changes or effects resulting directly or indirectly from (i) the transactions contemplated by this Agreement, (ii) the announcement or other disclosure of the transactions contemplated by this Agreement, (iii) regulatory changes, or (iv) changes in conditions generally applicable to the television broadcasting industry or in general economic conditions in the geographic region in which the Station is broadcast.

                  1.20 The term "Permitted Liens" means (i) Liens for inchoate mechanics' and materialmen's Liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of the business, (ii) Liens for taxes not yet due and payable, and for taxes being contested in good faith for which adequate reserves have been established in accordance with GAAP, (iii) Liens and imperfections of title the existence of which does not materially detract from the value of, interfere with, or otherwise affect the use and enjoyment of the property subject thereto or affected thereby, for the same use and operations as currently conducted, and
(iv) solely with respect to Owned Real Property, provided that the following are not violated by existing improvements in any material respect and do not prohibit or materially restrict the continued use and operation of such Owned Real Property for the same uses and operations as currently conducted, or grant any third party any option or right to acquire or lease a material portion thereof, (A) easements, rights of way or other similar restrictions which would be shown by a current title report, (B) conditions that may be shown by a current survey, title report or physical inspection, or (C) zoning, building or other similar restrictions imposed by applicable law.

                  1.21 The term "Person" shall include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an estate, an unincorporated organization or association or a governmental agency.

                  1.22 The term "Proprietary Rights" means any (i) Intellectual Property, (ii) trade secrets and confidential business information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, software, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information), (iii) other proprietary rights, (iv) copies and tangible embodiments thereof (in whatever form or medium), and (v) licenses granting any rights with respect to any of the foregoing.

                  1.23 The term "Station Licenses" means the licenses, permits and other authorizations issued by the FCC to BLC in connection with the conduct of the business and operation of the Station, including the licenses, permits and other authorizations listed on Schedule 7.4 annexed hereto.

                  1.24     The term "WWLP Value" means $123,000,000.

                  1.25     Unless the context otherwise requires:

                           1.25.1     a term has the meaning assigned to it;

                           1.25.2 an accounting term not otherwise defined has
the meaning assigned to it in accordance GAAP and all accounting calculations will be determined in accordance with such principles;

                           1.25.3 "or" is not exclusive;

                           1.25.4 "including" means including without
limitation; and

                           1.25.5 words in the singular include the plural and
words in the plural include the singular.

2.       EXCHANGE OF ASSETS.

                  2.1 WWLP ASSETS. On the terms and subject to the conditions of this Agreement, Benedek shall transfer, convey, assign and deliver to WGRC, and WGRC shall acquire and accept from Benedek, on the Closing Date, all of the right, title and interest of Benedek in and to all assets, properties and rights of Benedek used or held for use primarily in connection with the operation of the Station, of every nature, kind and description, wherever located, tangible and intangible, real, personal and mixed (excluding only the WWLP Excluded Assets as specified in Section 2.2 below) as and to the extent the same shall exist at and as of the Closing Date (the "WWLP Assets"), including, without limitation, the following:

                           2.1.1 all rights in and to the licenses, permits and
other authorizations issued to Benedek by any governmental authority and held by Benedek and used or intended for use in the conduct of the business and operation of the Station, including the Station Licenses listed on Schedule 7.4 annexed hereto together with any renewals, extensions or modification thereof and additions thereto between the date hereof and the Closing Date, the goodwill, if any, and other intangible personal property owned by Benedek and used or held for use primarily in connection with the operation of the Station, the business of the Station as a going concern, and all of Benedek's rights in and to the call letters "WWLP";

                           2.1.2 all land, leaseholds and other interests of
every kind and description in real property, buildings, towers, and antennae, and fixtures and improvements thereon owned by Benedek as of the date hereof and used or held for use primarily in connection with the operation of the Station, including, without limitation, those listed on Schedule 7.9 annexed hereto;

                           2.1.3 all equipment, cameras, transmitters, antennas,
office furniture and fixtures, office materials and supplies, tools, inventory, spare parts, and other tangible personal property of every kind and description, owned by Benedek and used or held for use primarily in connection with the operation of the Station, including the property listed on Schedule 7.10 annexed hereto;

                           2.1.4 all leases, contracts, licenses, purchase
orders, sales orders, commitments and other agreements primarily relating to the business and operation of the Station to which Benedek is a party or in which Benedek has rights, listed on Schedule 7.8 annexed hereto, including the affiliation agreement with NBC Television Network ("NBC"), or not required by
Section 7.8 hereof to be set forth on Schedule 7.8, and those leases, contracts, licenses, purchase orders, sales orders, commitments and other agreements relating to the business and operation of the Station entered into by Benedek between the date hereof and the Closing Date in accordance with Section 9.2 hereof;

                           2.1.5 all orders and agreements now existing, or
entered into between the date hereof and the Closing Date in accordance with
Section 9.2, for the sale of advertising time on the Station;

                           2.1.6 all programs and programming materials and
elements of whatever form or nature owned by Benedek as of the date of this Agreement and used or held for use primarily in connection with the operation of the Station, whether recorded on tape or any other substance or intended for live performance, and whether completed or in production, and all related common-law and statutory copyrights owned by or licensed to Benedek and used or held for use primarily in connection with the operation of the Station, together with all such programs, materials, elements, and copyrights acquired by Benedek in connection with the business and operations of the Station between the date hereof and the Closing Date;

                           2.1.7 all rights of Benedek in and to trade names,
service marks, trademarks, trademark registrations and trademark applications, copyrights, copyright registrations and copyright applications, patents and patent applications, inventions, trade secrets, logos, slogans, jingles, proprietary processes, computer software and all other information, know-how and intellectual property rights and all licenses and other agreements relating to any of the foregoing and used solely in connection with the business and operation of the Station, including those listed on Schedule 7.11 hereof;

                           2.1.8 all causes of action, judgments, claims,
demands and other rights of Benedek of every kind or nature relating to the business and operation of the Station;

                           2.1.9 all rights of Benedek relating to or arising
out of or under express or implied warranties from suppliers with respect to the WWLP Assets;

                           2.1.10 subject to Section 4.3, all prepaid expenses,
advances and deposits made by Benedek in connection with the operation of the Station, including prepaid motion picture and other programming expenses and all barter receivables arising in connection with trade-out agreements now existing or hereafter entered into in the ordinary course of business; and

                           2.1.11 all books and records, including, but not
limited to, correspondence, employment records, production records, accounting records, property records, filings with the FCC, mailing lists, customer and vendor lists and other records and files of or relating to the WWLP Assets, other than the WWLP Excluded Records; provided, however, that such books and records shall be maintained in existence for a period of three (3) years following the Closing Date and shall be made available for inspection and duplication by Benedek, at its expense, upon reasonable notice during normal business hours.

                  2.2 WWLP EXCLUDED ASSETS. Anything contained in Section 2.1 above to the contrary notwithstanding, Benedek shall not transfer, convey or assign to WGRC and the WWLP Assets shall not include the following (the "WWLP Excluded Assets"):

                           2.2.1 the consideration delivered by WGRC to Benedek
pursuant to this Agreement and all other rights of Benedek under this Agreement, any agreement, certificate, instrument or other document executed and delivered by Benedek in connection with the transactions contemplated hereby, or any side agreement between Benedek and WGRC entered into on or after the date of this Agreement;

                           2.2.2 any cash or cash equivalents or money market
instruments, including unprocessed checks, savings and checking accounts and other deposits, certificates of deposits, Treasury bills and other marketable securities of Benedek;

                           2.2.3 Receivables of Benedek as of the Closing Date;

                           2.2.4 all real and personal property (including,
without limitation, all equipment, furniture, fixtures, files, computers, computer software and computer software licenses, including general accounting software, supplies and other personal property) used by the corporate and accounting departments of Benedek and located at Rockford, Illinois;

                           2.2.5 all assets, whether real or personal, tangible
or intangible, which are owned, used or held for use by Benedek solely to conduct any business operation or activity other than the operation of the Station;

                           2.2.6 Benedek's minute books and such other books and
records located at Rockford, Illinois (other than books and records specifically described in Section 2.1.11 hereof) as pertain to the organization, existence or ownership of Benedek; provided, however, that such books and records shall be maintained in existence for a period of three (3) years following the Closing Date and shall be made available for inspection and duplication by WGRC, at its expense, upon reasonable notice during normal business hours and solely for purposes related to the business and operation of the Station (the "WWLP Excluded Records");

                           2.2.7 WWLP Excluded Contracts and contracts,
commitments and agreements of Benedek to the extent the same relate solely to WWLP Excluded Assets and not to the operation of the Station and actions, claims suits, proceedings, arbitral actions, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment of any kind or nature (including any such item relating to income taxes) relating to the WWLP Excluded Assets or the WWLP Excluded Liabilities;

                           2.2.8 assets sold by Benedek after the date hereof
and prior to the Closing Date in accordance with Section 9.2 hereof;

                           2.2.9 any refunds of Taxes, to the extent that
liability for such Taxes is a WWLP Excluded Liability;

                           2.2.10 refunds paid or payable in connection with the
cancellation or discontinuance of any insurance policies applicable to the Station following the Closing; and

                           2.2.11 those other assets, properties and rights
listed on Schedule 2.2.11 annexed hereto.

                  2.3 CHRONICLE ASSETS. On the terms and subject to the conditions of this Agreement, in exchange for the WWLP Assets, on the Closing Date, WGRC shall transfer, convey, assign and deliver to Benedek the Chronicle Assets.

                  2.4 CHRONICLE EXCLUDED ASSETS. Anything contained in Section
2.3 above to the contrary notwithstanding, WGRC shall not transfer, convey or assign to Benedek, and the Chronicle Assets shall not include, the Chronicle Excluded Assets.

                  2.5      TRANSFER OF ASSETS.

                           2.5.1 The transfer of the WWLP Assets as herein
contemplated shall be made by Benedek, free and clear of all Liens other than Permitted Liens. The transfer of the WWLP Assets shall be effected by delivery by Benedek of such endorsements, assignments, drafts, checks, deeds, affidavits of title and other instruments of transfer, conveyance and assignment, including customary Massachusetts quit claim deeds (which include covenants against grantor's acts) with respect to real property to be conveyed hereunder, as shall be necessary or appropriate to transfer, convey and assign the WWLP Assets to WGRC on the Closing Date as contemplated by this Agreement and as shall be reasonably requested by WGRC. The conveyancing documents shall be in form and substance reasonably satisfactory to WGRC and Benedek. Benedek shall, at any time and from time to time after the Closing Date, but at no cost to Benedek, execute and deliver such other instruments of transfer and conveyance and do all such further acts and things as may be reasonably requested by WGRC to transfer, convey, assign and deliver to WGRC or to aid and assist WGRC in collecting and reducing to possession, any and all of the WWLP Assets, or to vest in WGRC good, valid and marketable title to the WWLP Assets.

                           2.5.2 The transfer of the Chronicle Assets as herein
contemplated shall be made by WGRC, free and clear of all Liens, other than Liens not created by WGRC or contemplated or permitted to exist pursuant to the Chronicle Agreement. The transfer of the

Chronicle Assets shall be effected by delivery of such endorsements, assignment, drafts, checks, deeds, affidavits of title and other instruments of transfer, conveyance and assignment as are contemplated by or attached as exhibits to the Chronicle Agreement. Such conveyancing documents with respect to the Chronicle Assets shall provide for the direct transfer, conveyance and assignment by Chronicle to Benedek. WGRC shall, at any time and from time to time after the Closing Date, but at no cost to WGRC, execute and deliver such other instruments of transfer and conveyance and do all such further acts and things as may be reasonably requested by Benedek to transfer, convey, assign and deliver to Benedek or to aid and assist Benedek in collecting and reducing to possession, any and all of the Chronicle Assets, or to vest in Benedek good, valid and marketable title to the Chronicle Assets.

                  2.6 ACCOUNTS RECEIVABLE. On the Closing Date, Benedek will assign to WGRC for purposes of collection all of the outstanding accounts receivable of Benedek as of the Closing Date arising out of the sale of advertising time on the Station for cash (the "Receivables"). Subject to the terms and provisions in this Section 2.6, WGRC will collect the Receivables in the same manner and with the same diligence that WGRC uses to collect its own accounts receivable for a period of 180 days following the Closing Date (the "Collection Period"). All amounts received by WGRC after the Closing from an account debtor will be applied first to the Receivables of such account debtor in the order of their origination; provided however, that amounts received shall not be applied to specific discrepancies identified by the account debtor unless objected to in writing as a reason for non-payment. WGRC will not be obligated to institute litigation, employ any collection agency, legal counsel, or other third party, or take any other extraordinary means of collections or pay any expenses to third parties. Within 10 days after the end of each month during the Collection Period, WGRC will provide Benedek with a written report on collections made with respect to the Receivables and an aging report as of the end of such month and pay over to Benedek the amounts collected net of employee, national representation or advertising agency sales commissions (unless already paid) and WGRC shall promptly pay such commissions to the appropriate party. On the 181st day after the Closing Date, WGRC will reassign to Benedek any Receivables that remain uncollected. If during the Collection Period a dispute arises with regard to an account included among the Receivables, WGRC shall promptly advise Benedek thereof and may (or, if requested by Benedek, shall) return that account to Benedek. Any amounts received by WGRC after any Receivable has been reassigned to Benedek which can be specifically identified as a payment on the account of such reassigned Receivable will be promptly paid over or forwarded to Benedek. All amounts due to Benedek under this Section 2.6 that are not paid in accordance with the provisions hereof shall bear interest until paid at a rate per annum equal to the generally prevailing prime interest rates (as reported by The Wall Street Journal) plus two percentage points (2%). The parties acknowledge and agree that (i) Receivables collected by WGRC for Benedek pursuant to this Section 2.6 shall not be subject to a right of offset for any claim by WGRC against Benedek and (ii) if WGRC takes any action in violation of such prohibition, WGRC's right and obligation to collect Receivables shall immediately terminate, and Benedek shall have the right to collect all such Receivables in its sole and absolute discretion.

                  2.7 POWER OF ATTORNEY. Effective upon the Closing Date, Benedek hereby irrevocably constitutes and appoints WGRC, its successors and assigns, the true and lawful attorney of Benedek with full power of substitution, in the name of WGRC, or the name of Benedek, on behalf of and for the benefit of WGRC, to collect the Receivables, to endorse, without recourse, checks, notes and other instruments in the name of Benedek, and to do all such further acts and things in relation thereto as is contemplated by Section 2.6 hereof. Benedek agrees that the foregoing powers are coupled with an interest and shall be irrevocable by Benedek except as provided in Section 2.6 hereof.

                  2.8 NON-ASSIGNABLE WWLP ASSETS. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement or an attempted agreement to transfer or assign any contract, license, lease, commitment, sales order, purchase order or other agreement, or any claim or right of any benefit arising thereunder or resulting therefrom if any such attempted transfer or assignment thereof, without the consent of any other party thereto, would constitute a breach thereof or in any way affect the rights of WGRC thereunder. Benedek shall, between the date hereof and the Closing Date, take commercially reasonable efforts to obtain the consent of any party or parties to any such contracts, licenses, leases, commitments, sales orders, purchase orders or other agreements to the transfer or assignment thereof by Benedek to WGRC hereunder in all cases in which such consent is required for transfer or assignment; provided, that such efforts shall not require the payment of any consideration by Benedek other than as expressly provided for in this Agreement. If after Benedek has used its best efforts to obtain the consent of any such other party to such contract, license, lease, commitment, sales order, purchase order or other agreement, such consent shall not be obtained at or prior to the Closing, or an attempted assignment thereof at the Closing would be ineffective and would affect the rights of Benedek thereunder, Benedek will cooperate with WGRC in any reasonable arrangement designed to provide for WGRC the benefits under any such contract, license, lease, commitment, sales order, purchase order or other agreement, including the enforcement, at the cost and for the benefit of WGRC, of any and all rights of Benedek against such other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

                  2.9 NON-ASSIGNABLE CHRONICLE ASSETS. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement or an attempted agreement to transfer or assign any contract, license, lease, commitment, sales order, purchase order or other agreement which is included within the Chronicle Assets, or any claims or right of any benefit arising thereunder or resulting therefrom if any such attempted transfer or assignment thereof, without the consent of any party thereto, would constitute a breach or in any way affect the rights of Benedek thereunder. WGRC shall be under no obligation to obtain any consent with respect to the foregoing, it being understood that any non-assignable Chronicle Assets and related consent thereto shall be governed by the provisions contained in the Chronicle Agreement.

3.       ASSUMPTION OF LIABILITIES.

                  3.1 WWLP ASSUMED LIABILITIES. Subject to the terms and conditions of this Agreement and the performance by the parties hereto of their respective obligations hereunder, on the Closing Date, simultaneously with the transfer, conveyance and assignment by Benedek to WGRC of the WWLP Assets, WGRC shall assume or otherwise be liable for, subject to the limitations contained herein, the liabilities and obligations of Benedek (the "WWLP Assumed Liabilities") under:

                           3.1.1 the contracts, agreements and commitments set
forth on Schedule 7.8 hereof, other than WWLP Excluded Contracts, to the extent the liabilities and obligations thereunder arise on or after the Closing Date;

                           3.1.2 contracts, agreements and commitments in
existence on the date hereof and not required by Section 7.8 hereof to be set forth on Schedule 7.8, other than WWLP Excluded Contracts, to the extent the liabilities and obligations thereunder arise on or after the Closing Date;

                           3.1.3 contracts, agreements and commitments with
customers and advertising agencies in existence on the date hereof and accepted in the ordinary course of business for the sale of advertising time for cash, to the extent the liabilities and obligations thereunder arise on or after the Closing Date;

                           3.1.4 contracts, agreements and commitments of the
type set forth in Sections 3.1.1, 3.1.2 or 3.1.3, to the extent the liabilities and obligations thereunder arise on or after the Closing Date, to which Benedek becomes a party in the ordinary course of business subsequent to the date of this Agreement and prior to the Closing Date, which (a) are not fully performed or discharged prior to the Closing Date, (b) are permitted to be entered into by Benedek under the terms and conditions of this Agreement and (c) are effectively assigned and transferred to WGRC as contemplated herein;

                           3.1.5 liabilities for accruals for employee vacation
and sick time for Transferred Employees as of the Closing Date; and

                           3.1.6 liabilities of Benedek which are to be assumed
by WGRC under Section 10.6.5 hereof.

                  3.2 CHRONICLE ASSUMED LIABILITIES. Subject to the terms and conditions of this Agreement and the performance by the parties hereto of their respective obligations hereunder, on the Closing Date, simultaneously with the transfer, conveyance and assignment by WGRC to Benedek of the Chronicle Assets, Benedek shall assume or otherwise be liable for the Chronicle Assumed Liabilities. Benedek shall indemnify and hold WGRC harmless from and against the Chronicle Assumed Liabilities.

                  3.3 INSTRUMENTS OF ASSUMPTION FOR THE WWLP ASSUMED LIABILITIES. The assumption by WGRC of the WWLP Assumed Liabilities shall be effected by such instruments of assumption delivered to Benedek on the Closing Date as shall be reasonably satisfactory to WGRC and Benedek. WGRC shall, at any time and from time to time after the Closing Date, execute and deliver such other instruments of assumption and do all such further acts and things as may be reasonably requested by Benedek to implement the assumption of each such liability and obligation. Assumption by WGRC of the WWLP Assumed Liabilities shall in no way expand the rights or remedies of third parties against WGRC as compared to the rights and remedies which such parties would have had against Benedek had this Agreement not been consummated.

                  3.4 INSTRUMENTS OF ASSUMPTION FOR THE CHRONICLE ASSUMED LIABILITIES. The assumption by Benedek of the Chronicle Assumed Liabilities shall be effected by such instruments of assumption delivered by Benedek on the Closing Date as are contemplated by or attached as exhibits to the Chronicle Agreement. Such instruments of assumption with respect to the Chronicle Assumed Liabilities shall provide for the direct assumption by Benedek from Chronicle of such Chronicle Assumed Liabilities. Benedek shall, at any time and from time to time after the Closing Date, execute and deliver such other instruments of assumption and do all such further acts and things as may be reasonably requested by WGRC to implement the assumption of the Chronicle Assumed Liabilities.

                  3.5 WWLP EXCLUDED LIABILITIES. WGRC does not and shall not assume, pay, perform or discharge any liabilities or obligations of Benedek other than the WWLP Assumed Liabilities, and, without limiting the foregoing, it is expressly agreed by the parties hereto that WGRC shall not assume or be liable for any of the following liabilities or obligations of Benedek (the "WWLP Excluded Liabilities"):

                           3.5.1 liabilities or obligations of Benedek for
borrowed money or to any of its stockholders or to any Person affiliated therewith;

                           3.5.2 liabilities or obligations of Benedek incurred
with respect to its entry into this Agreement or its consummation of any of the transactions contemplated hereunder (including, without limitation, Benedek's legal and accounting fees and any brokerage or finder's fees payable by Benedek pursuant to Section 15 hereof) and the Transfer Taxes to the extent payable by Benedek in accordance with Section 9.8 hereof;

                           3.5.3 liabilities or obligations for income and
franchise Taxes of Benedek for all taxable periods and all other liabilities or obligations for Taxes that relate to the Station or the WWLP Assets for periods (or portions thereof) up to and including the Closing Date;

                           3.5.4 any pension, retirement, profit-sharing plan or
trust or other employee benefit plan of Benedek;

                           3.5.5 any litigation, proceeding, or claim by any
Person to the extent relating to the business or operation of or otherwise relating to the Station prior to the Closing Date, whether or not such litigation, proceeding, or claim is pending, threatened, or asserted before, on, or after the Closing Date, including any litigation, proceeding or claim listed on Schedule 7.13 hereto and any litigation, proceeding or claim pending or threatened as of the Closing Date;

                           3.5.6 liabilities or obligations arising under or
with respect to the contracts, agreements and commitments listed on Schedule
3.5.6 hereto (the "WWLP Excluded Contracts");

                           3.5.7 any claims, liabilities and obligations of
Benedek for wages, supplemental unemployment benefits, vacation benefits (except as otherwise provided in Section 10.7.1), severance benefits (except as otherwise provided in Section 10.7.1), retirement benefits, COBRA benefits, FMLA benefits, WARN obligations and liabilities, or any other similar employee benefits, withholding tax liabilities, workers' compensation, or unemployment compensation benefits or premiums attributable to employment or termination by Benedek on or prior to the Closing Date; hospitalization, medical, disability, accident and other similar claims, incurred on or prior to the Closing Date (for purposes of this Section 3.5.7, medical or hospitalization claims shall be deemed incurred on the date services are rendered and disability, accident or other similar claims shall be deemed incurred on the date that the accident or disability occurs); and any claims, liabilities and obligations arising from or relating to Benedek's employee benefit plans; and

                           3.5.8 all accounts payable of Benedek as of the
Closing Date.

                  3.6 CHRONICLE EXCLUDED LIABILITIES. Benedek does not and shall not assume, pay, perform or discharge any liabilities or obligations relating to the Chronicle Assets other than the Chronicle Assumed Liabilities as provided in the Chronicle Agreement.

4.       CLOSING PAYMENT; ALLOCATION.

                  4.1 CLOSING PAYMENT. WGRC and Benedek acknowledge that the WWLP Value is less than the Chronicle Cash Payment. Accordingly, in addition to the transfer of the WWLP Assets and the Chronicle Assets and the assumption of the WWLP Assumed Liabilities and the Chronicle Assumed Liabilities, Benedek shall pay to WGRC the difference between the Chronicle Cash Payment and the WWLP Value at the Closing (such payment being referred to as the "Closing Payment"). The Closing Payment shall be made by wire transfer of immediately available funds to an account designated by WGRC. The Closing Payment shall be subject to upward or downward adjustment as the case may be on and after the Closing Date as provided in Section 4.3

                  4.2 LETTER OF CREDIT. On the date hereof, WGRC has caused to be issued to Benedek a letter of credit for Five Million ($5,000,000) Dollars in the form attached as Exhibit A annexed hereto.

                  4.3      WWLP CLOSING ADJUSTMENTS.

                           4.3.1 All income and expenses arising from the
conduct of the business and operation of the Station shall be prorated between WGRC and Benedek in accordance with customary proration practices in broadcasting acquisitions (including, without limitation, any prepayments in respect of the sale of advertising time for cash) as of 11:59 p.m. local time, Springfield, Massachusetts, on the Closing Date. Such prorations shall include, without limitation, all ad valorem, real estate and other property taxes which shall be allocated in accordance with the fiscal year of the applicable taxing authority (but excluding Transfer Taxes which shall be paid as set forth in Section 9.8 and taxes based on income of Benedek), business and license fees, lease payments, payments made pursuant to WWLP Assumed Liabilities, rents, wages and salaries of employees (excluding accruals for commissions, vacation and sick pay), workers' compensation premiums, utility expenses, water and sewer use charges, time sales agreements, pre-paid fees and expenses (other than those relating to (i) motion pictures and other programming and (ii) in connection with agreements for the sale of advertising time in exchange for goods or services and not in exchange for motion pictures or other programming ("trade-out agreements")) to the extent WGRC will receive a benefit thereof, and all other income and expenses attributable to the ownership and operation of the Station. Benedek and WGRC acknowledge, however, that the consideration hereunder for the WWLP Assets includes consideration for the contracts and commitments of Benedek relating to motion pictures and other programming and for barter receivables arising in connection with trade-out agreements and that no further payment or proration shall be due in respect thereof. Prorations under this
Section 4.3 to the extent possible shall be determined and paid on the Closing Date with final settlement thereof to occur, to the extent possible, within 60 calendar days after the Closing Date in accordance with Sections 4.3.2 and 4.3.3 below.

                           4.3.2 As promptly as practicable, but in any event
within 60 calendar days after the Closing Date, Benedek shall cause to be prepared and delivered to WGRC a schedule of its proposed prorations (which shall set forth in reasonable detail the basis for those determinations) (the "Final Prorations Schedule"). The Final Prorations Schedule shall be conclusive and binding on the parties and Benedek shall pay to WGRC, or WGRC shall pay to Benedek, as the case may be, any amount due as a result of such adjustment, unless WGRC provides Benedek with written notice of objection (the "Notice of Disagreement") within 20 calendar days after WGRC's receipt of the Final Proration Schedule, which notice shall state the prorations of expenses proposed by WGRC ("WGRC's Proration Amount"). Benedek shall have 15 calendar days from receipt of a Notice of Disagreement to accept or reject WGRC's Proration Amount. Payment pursuant to this Section 4.3.2 shall be due within 15 calendar days after the last to occur of (i) WGRC's failure to reject the Final Prorations Schedule within 20 calendar days after WGRC's receipt of the Final Prorations Schedule or, (ii) Benedek's failure to reject WGRC's Proration Amount within 15 calendar days of Benedek's receipt of a Notice of Disagreement.

                           4.3.3 In the event of any disputes between the
parties as to the prorations and adjustments described in Section 4.3, the amounts not in dispute shall nonetheless be promptly paid and such disputes shall be determined by KPMG LLP, or such other accounting firm as may be mutually acceptable to Benedek and WGRC, with the fees and expenses of such accountant being shared equally by Benedek and WGRC. Any payment required by Benedek to WGRC or WGRC to Benedek, as the case may be, under this Section shall be paid by wire transfer of immediately available funds to an account designated by such party. If either Benedek or WGRC fails to pay when due any amount under Section 4.3, interest on such amount will accrue from the date payment was due to the date such payment is made at a rate per annum equal to the generally prevailing prime interest rates (as reported by The Wall Street Journal) plus two percentage points (2%), and such interest shall be payable upon demand. Notwithstanding the provisions of Sections 4.3.1 and 4.3.2, if the amount of any Taxes to be prorated pursuant to Section 4.3 is not known by 60 calendar days after the Closing Date, then the amount will be estimated as of such date, and once the amount of such Taxes is known, Benedek shall pay to WGRC, or WGRC shall pay to Benedek, as the case may be, the net amount due as a result of the actual apportionment of such taxes.

                           4.3.4 CHRONICLE CLOSING ADJUSTMENTS. All income and
expenses arising from the conduct of the business and operation of the Chronicle Stations shall be prorated in accordance with the Chronicle Agreement and Benedek shall be entitled to any payments, credits or adjustments payable by Chronicle thereunder and shall be responsible for any payments, credits or adjustments payable to Chronicle thereunder.

                  4.4 ALLOCATION. As promptly as practicable following the execution hereof, WGRC and Benedek shall enter into good faith negotiations regarding a mutually agreeable allocation of the sum of (a) the WWLP Value and
(b) the WWLP Assumed Liabilities assumed by WGRC among the WWLP Assets acquired by WGRC. In the event that the parties are unable to agree on an allocation within 60 days after the Closing Date, then the parties agree to be bound by an appraisal of such assets by David A. Tait & Company or another independent nationally recognized firm of valuation experts mutually acceptable to Benedek and WGRC. The cost of such appraisal shall be borne by Benedek. Such appraisal shall be conclusive and binding on the parties for purposes of this Section 4.4. Notwithstanding anything to the contrary herein, the allocation will be consistent with Section 1060 of the Code and the Treasury regulations promulgated thereunder. WGRC and Benedek (i) shall execute and file all Tax Returns and prepare all financial statements, returns and other instruments in a manner consistent with the allocation determined pursuant to this Section 4.4,
(ii) shall not take any position before any governmental authority or in any judicial proceeding that is inconsistent with such allocation, and (iii) shall cooperate with each other in a timely filing, consistent with such allocation, of Form 8594 with the Internal Revenue Service ("IRS").

5. CLOSING. The closing of this Agreement (the "Closing") shall take place at 10:00 a.m. local time, on the fifth business day following the date on which (i) public notice of FCC Consent is issued (or if such date is a Saturday, Sunday, or Federal holiday, on the next business day thereafter), and (ii) all other conditions to the obligations of WGRC and Benedek hereunder shall have been satisfied or waived in writing; provided, however, that Benedek may in its sole discretion, upon written notice to WGRC, delay the Closing until the earlier of
(x) five (5) business days after the

FCC Consent becomes a Final Order or (y) the last day upon which the purchaser under the Chronicle Agreement is obligated to close thereunder. Benedek shall give at least five business days written notice to WGRC of the actual rescheduled Closing Date. The Closing shall take place at the offices of Shack & Siegel, P.C., 530 Fifth Avenue, New York, New York 10036, or at such other place as may be agreed to by WGRC and Benedek. The date of the Closing is hereinafter referred to as the "Closing Date." For accounting and tax purposes, the transactions contemplated by this Agreement shall be effective as of 11:59 p.m. on the Closing Date. The Closing shall be conducted simultaneously with the closing under the Chronicle Agreement.

6.       GOVERNMENTAL CONSENTS.

                  6.1 FCC CONSENT. The assignment of the Station Licenses to WGRC and of the Chronicle Station Licenses to Benedek as contemplated by this Agreement is subject to prior FCC Consent.

                           6.1.1 Promptly after the execution of this Agreement,
WGRC and Benedek shall proceed to prepare for filing with the FCC appropriate applications for consent to the assignment of the Station Licenses to WGRC (the "FCC Application"), which shall be filed with the FCC as soon as practicable but in no event later than December 17, 1999. The FCC Application shall include such information relating to the Station and the Chronicle Stations in order to effect the timely and simultaneous closing of both this Agreement and the Chronicle Agreement. WGRC and Benedek shall each pay 50% of all filing fees payable with respect to all filings required by the FCC in connection with the transactions contemplated by this Agreement and made pursuant to this Section 6.1.1.

                           6.1.2 The transfer of the WWLP Assets hereunder is
expressly conditioned upon the grant of the FCC Consent and compliance by the parties hereto with the conditions (if any) imposed in such consent.

                           6.1.3 The transfer of the Chronicle Assets is
expressly conditioned upon the grant of the FCC Consent (as defined in the Chronicle Agreement) and by compliance by the parties thereto with the conditions (if any) imposed in such consent.

                  6.2 HART-SCOTT-RODINO. The parties hereto will file as soon as reasonably practicable (but in any event within 30 days after the date of this Agreement) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice notification and report forms with respect to the exchange and assignment of the Station for the Chronicle Stations as contemplated hereunder and under the Chronicle Agreement and the Assignment Agreement pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). Such notification and report forms will comply as to form with all requirements applicable thereto and all of the data and information reported in such forms shall be true, correct and complete in all material respects. The parties shall comply as promptly as practicable with all requests if any for additional information and documentary materials unless, in the reasonable opinion of counsel, such information or documentation, as the case may be, is not required to be produced. Such additional information and documentation will comply as to form with all requirements applicable thereto and will be true, correct and complete in all material respects and shall be promptly delivered. WGRC shall pay all filing fees payable with respect to all filings required by the HSR Act in connection with the transfer of the WWLP Assets to WGRC. As between WGRC and Benedek, Benedek shall pay all filing fees payable with respect to all filings required by the HSR Act in connection with the transfer of the Chronicle Assets to Benedek.

                  6.3 OTHER GOVERNMENTAL CONSENTS. Promptly following the execution of this Agreement, the parties will proceed to prepare and file with the appropriate governmental authorities any other requests for approval or waiver that are required from governmental authorities in connection with the transactions contemplated hereby, and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.

7. REPRESENTATIONS AND WARRANTIES OF BENEDEK. In order to induce WGRC to enter into this Agreement and to perform its obligations hereunder, Benedek hereby makes the following representations and warranties to WGRC:

                  7.1 ORGANIZATION AND STANDING. Each of BBC and BLC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each has all requisite power and authority to own, lease, use and operate its properties and assets at and carry on its business in the places where such properties and assets are now owned, leased or operated or where such business is now conducted. Each of BBC and BLC is duly qualified to do business and is in good standing in Massachusetts.

                  7.2 POWER AND AUTHORITY. Each of BBC and BLC has all requisite power and authority to enter into this Agreement, the Assignment Agreement and the documents and instruments contemplated hereby and thereby and to assume and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Assignment Agreement and the documents and instruments contemplated hereby and thereby and the performance by each of BBC and BLC of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action and no further action or approval is required in order to constitute this Agreement, the Assignment Agreement and the documents and instruments contemplated hereby and thereby as valid and binding obligations of each of BBC and BLC, enforceable in accordance with their terms, except as the enforceability of such agreements, documents and instruments, may be limited by or subject to, any bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedies of specific performance, injunction, and other forms of equitable relief are subject to certain principles of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

                  7.3 NO CONFLICTS. Except as set forth on Schedule 7.3 annexed hereto and subject to the receipt of any consent set forth on Schedule 7.8 required for the assignment to WGRC of any contract, lease, agreement or commitment included within the WWLP Assets, the execution and delivery by each of BBC and BLC of this Agreement and the documents and instruments contemplated hereby, the consummation by each of BBC and BLC of the transactions contemplated hereby and the performance by each of BBC and BLC of their obligations hereunder and thereunder:

                           7.3.1 do not and will not conflict with or violate
any provision of the Certificate of Incorporation or Bylaws of either BBC or BLC;

                           7.3.2 do not and will not conflict with or result in
any breach of any condition or provisions of, or constitute a default under or give rise to any right of termination, cancellation or acceleration or (whether after the giving of notice or lapse of time or both) result in the creation or imposition of any Lien (other than Permitted Liens), upon any of the WWLP Assets by reason of the terms of any contract, mortgage, Lien, lease, agreement, indenture, instrument, judgment or decree to which either BBC or BLC is a party or which is or purports to be binding upon BBC or BLC or which affects or purports to affect any of the WWLP Assets; and

                           7.3.3 subject to the receipt of any governmental
approvals required in connection with the transfer of the WWLP Assets to WGRC, do not and will not conflict with or result in a violation of or default under (with or without notice of the lapse of time or both) any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any court, administrative agency or commission or other governmental authority or instrumentality.

                  7.4 GOVERNMENT APPROVAL. BLC is the holder of the Station Licenses as set forth on Schedule 7.4 annexed hereto, which constitute all necessary authorizations from the FCC to enable Benedek to broadcast and transmit the present television programming. Other than FCC rulemaking procedures of general applicability, there are no fines, forfeitures, notices of apparent liability, orders to show cause or any other administrative or judicial orders outstanding nor any proceedings pending or, to Benedek's knowledge, threatened, the effect of which would be the revocation, cancellation, non-renewal, suspension or material adverse modification of the Station Licenses or any material adverse consequence for the Station. Except as contemplated in
Section 6 hereof, no action, approval, consent, authorization or other action by or filing with any governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is necessary or required as to each of BBC and BLC for the due execution, delivery or performance by each of BBC and BLC of this Agreement or any document or instrument contemplated hereby.

                  7.5 VALIDITY. This Agreement constitutes and the other documents and instruments contemplated hereby will, on the due execution and delivery thereof, constitute the legal, valid and binding obligations of each of BBC and BLC, enforceable in accordance with their respective terms, except as the enforceability of such agreements, documents and instruments, may be limited by or subject to, any bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally.

                  7.6      FINANCIAL STATEMENTS.

                           7.6.1 Annexed hereto as Schedule 7.6 are the
following financial statements of Benedek (collectively the "Financial Statements"): internal unaudited financial statements with respect to the results of operations of the Station for the fiscal year ended December 31, 1998 and the eleven months ended November 30, 1999 as prepared in accordance with the Station's ordinary course of business. The Financial Statements are true, correct and complete in all material respects and except as set forth on
Schedule 7.6, are in accordance with GAAP. The books and records of Benedek pertaining to the Station fairly, completely and accurately present the financial position of the Station at the dates specified and the results of operations for the periods covered.

                           7.6.2 The Station is not subject to any liability or
obligation, whether direct, indirect, absolute, contingent, accrued, vested or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Financial Statements or reflected in the Schedules to this Agreement, other than (i) liabilities incurred after November 30, 1999 in the ordinary course of business and (ii) liabilities and obligations, direct, indirect, absolute or contingent, not required to be reflected or reserved against in a balance sheet prepared in accordance with GAAP which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                           7.6.3 Since November 30, 1999, Benedek has operated
the Station in the ordinary course of business and there has been no material
(i) transaction relating to the WWLP Assets or the Station outside of the ordinary course of business, except for those contemplated by this Agreement,
(ii) Lien created or assumed with respect to any material amount of the WWLP Assets, except for Permitted Liens or Liens which are to be discharged by Benedek on or prior to the Closing Date or (iii) increase in compensation payable or to become payable to any employee other than in the ordinary course of business.

                  7.7      TAXES.

                           7.7.1 Benedek has timely filed or has had filed on
its behalf, after giving effect to any applicable extensions, all Tax Returns required to be filed under applicable law with respect to the WWLP Assets or the income or operations of the Station, and all such Tax Returns were true, correct, and complete in all material respects. Benedek has timely paid or has had paid on its behalf, after giving effect to any applicable extensions, all Taxes shown due on such Tax Returns.

                           7.7.2 No taxing authority has asserted any Tax
deficiency that has not been paid or reserved for in accordance with GAAP with respect to the WWLP Assets or the income and operations of the Station.

                           7.7.3 Benedek has not requested any extension of time
within which to file any Tax Return with respect to the WWLP Assets or the income or operations of the Station, which Tax Return has not yet been filed.

                           7.7.4 Benedek has not executed any outstanding
waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns with respect to the WWLP Assets or the income and operations of the Station.

                           7.7.5 Neither the Station nor any of the WWLP Assets
is (i) "tax-exempt use" property within the meaning of Section 168(h) of the Code, (ii) required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986,
(iii) "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code, or (iv) "limited use property" (as that term is used in Rev. Proc. 76-30).

                           7.7.6 Benedek has withheld and paid all Taxes
required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

                           7.7.7 Benedek is not a foreign person within the
meaning of Section 1445 of the Code.

                           7.7.8 For purposes of this Agreement, the term "Tax"
and "Taxes" shall mean all Federal, state, local or foreign taxes, assessments, duties, levies or similar charges of any kind including, without limitation, all income, payroll, Medicare, withholding, unemployment insurance, social security, sales, use, service, service use, leasing, leasing use, excise, franchise, gross receipts, value added, alternative or add-on minimum, estimated, occupation, real and personal property, stamp, duty, transfer, workers' compensation, severance, windfall profits, environmental, or any other tax, charge, fee, levy or assessment of the same or of a similar nature, including any interest, penalty, or addition thereto whether disputed or not. The term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes or any amendment thereto, and including any schedule or attachment thereto.

                  7.8      CONTRACTS.

                           7.8.1 Except only those contracts, agreements or
commitments listed and described on Schedule 7.8 annexed hereto (copies of which have been heretofore delivered to WGRC or, with respect to oral agreements, written summaries of the terms of which have been heretofore delivered to WGRC), the WWLP Excluded Contracts and contracts, agreements or commitments entered into in the ordinary course of business of the Station and (x) involving less than $50,000 over their term or (y) involving more than $50,000 over their term but not more than $250,000 in the aggregate for all such contracts, agreements or commitments or (z) involving sales of advertising time for cash in accordance with the Station's customary rate practices and with a term of less than six (6) months, neither BBC nor BLC is a party to or has any contract, agreement or commitment of any kind or nature whatsoever, written or oral, formal or informal, with respect to the business and operation of the Station. Except as set forth on Schedule 7.8, each of the written contracts and commitments referred to therein is valid and existing, in full force and effect, and enforceable in accordance with its terms, except as the enforceability of such agreements, documents and instruments, may be limited by or subject to, any bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally. No party to any material contract or commitment is in default in any material respect and no claim of any material default by any party has been made or is now pending.

                           7.8.2 The Station is currently affiliated with NBC
pursuant to the network affiliation contract listed on Schedule 7.8. Said network affiliation contract is in full force and effect and Benedek is not aware of any state of facts which would permit the termination for cause of such network affiliation contract prior to the expiration of the term thereof.

                  7.9      REAL ESTATE.

                           7.9.1 Schedule 7.9 annexed hereto is a complete and
correct list of all real property or premises owned in whole or in part by Benedek and used in the business and operation of the Station (other than WWLP Excluded Assets) ("Owned Real Property") and all real property or premises leased in whole or in part by Benedek and used in the business and operation of the Station ("Leased Real Property", and together with Owned Real Property, the "Real Property"). Except as set forth on Schedule 7.9, there are no lease amendments or subleases relating to the Leased Real Property. Benedek has not entered into any oral or written agreement with any lessor of the Leased Real Property except as set forth on Schedule 7.9. Copies of the leases with respect to Leased Real Property or, with respect to oral leases, written summaries of the terms (the "Leases") and the other documents referred to on Schedule 7.9 (other than those that will not survive the Closing) have been heretofore delivered to WGRC.

                           7.9.2 Benedek has all required legal and valid
occupancy permits and other licenses or government approvals for each of the Real Properties used or held for use in connection with the operation of the Station and such permits, licenses and approvals are in full force and effect, except for violations which are not material. Benedek has delivered to WGRC true, complete and correct copies of all certificates of occupancy in its possession relating to the Owned Real Property.

                           7.9.3 Benedek has the legal right (without the
consent or other approval of any other party) to possess and quietly enjoy the premises and properties under each of the Leases. Each Lease is in full force and effect and constitutes a legal, valid and binding obligation of BBC and there is not under any Lease any claim of a material default thereunder.

                           7.9.4 Except for Permitted Liens and as set forth on
Schedule 7.9 annexed hereto, Benedek has good, marketable and insurable title to the Owned Real Property (other than WWLP Excluded Assets), free and clear of all Liens and no party has the right to acquire or use such

Owned Real Property or any improvements, fixtures or equipment located thereon. Except as set forth on Schedule 7.9 or Schedule 7.10, Benedek has good and marketable title and owns outright, free and clear of all Liens (other than Permitted Liens), each improvement, fixture and item of equipment located in or on each Real Property. Benedek has not received any notice of material violations from any governmental authority affecting any of the Real Properties that has not been cured.

                           7.9.5 None of the Real Properties has been condemned
or otherwise taken by any public authority, no condemnation or taking is, to Benedek's knowledge, pending, threatened or contemplated.

                  7.10 PERSONAL PROPERTY. Schedule 7.10 annexed hereto is a true and complete list of (i) all tangible personal property owned by Benedek and used in connection with the business and operation of the Station having a book value at the date hereof in excess of $25,000 per item (other than items of personal property having a value in excess of $25,000 but not in excess of $100,000 in the aggregate) and (ii) all personal property owned by a third party which is leased or otherwise used by Benedek in connection with the business and operation of the Station, including, without limitation, leases or other agreements relating to the use or operation of any machinery, equipment, motor vehicles, office furniture or fixtures owned by any third party (copies of which leases or other agreements have been heretofore delivered to WGRC) but excluding leases not required to be set forth on Schedule 7.8. Each such personal property lease is in full force and effect and constitutes a legal, valid and binding obligation of Benedek and there is not under any personal property lease any material default or any claim of a material default thereunder. Except for Permitted Liens and as set forth on Schedule 7.10, all personal property purported to be owned by Benedek is owned by it, free and clear of all Liens. As of the date hereof, the fixed assets and equipment owned, leased or used by the Station are in all material respects in good condition and working order, normal wear and tear excepted, and adequate in all material respects in quality and quantity for the current operation of the Station.

                  7.11 INTELLECTUAL PROPERTY. Schedule 7.11 annexed hereto is a complete and correct list of all material Intellectual Property owned by Benedek as of the date hereof, to the extent such Intellectual Property is primarily used or held for use in connection with the operation of the Station. A true and complete copy of all material documentation relating to each item of Intellectual Property set forth in Schedule 7.11 hereto has been made available to WGRC and its agents and representatives. Benedek owns or has a valid right to use all Proprietary Rights used or held for use by Benedek primarily in connection with the operation of the Station as currently conducted by Benedek, without infringing upon the rights of any other Person, except as would not, individually or in the aggregate, reasonably be expected, as of the date hereof, to have a Material Adverse Effect. To the knowledge of Benedek, no other Person is infringing upon the rights of Benedek in or to any of the Intellectual Property set forth in Schedule 7.11 hereto.

                  7.12 INSURANCE. Schedule 7.12 annexed hereto is a complete and correct list, and brief description (including name of insurer, agent, type of coverage, policy number, amount of coverage, expiration date and any pending claims thereunder) of all insurance policies, including, without limitation, liability, burglary, theft, fidelity, errors and omissions, life, fire, product liability, workers' compensation, health and other forms of insurance of any kind held by Benedek in connection with the business and operation of the Station; each such policy is in full force and effect; except as set forth on Schedule 7.12 hereto, BBC or BLC is the sole beneficiary of each such policy; no such policy, or the future proceeds thereof, has been assigned to any other Person; to Benedek's knowledge, there is no act or fact or failure to act which has or might cause any such policy to be cancelled or terminated; and each such policy is adequate for the business and operation of the Station. No notice of cancellation or non-renewal with respect to, or disallowance of any material claim under, any insurance policies or binders of insurance which relate to the WWLP Assets or the Station has been received by either BBC or BLC. All of the insurance policies of the Station with respect to libel shall be in full force and effect and enforceable by WGRC following the consummation of the transactions contemplated by this Agreement in respect of all reported or unreported libel claims arising out of occurrences prior to the consummation of this Agreement at the Station.

                  7.13 LITIGATION. Except as set forth on Schedule 7.13 annexed hereto, no action, suit, claim, investigation, proceeding or controversy, whether legal or administrative or in mediation or arbitration, is pending or, to Benedek's knowledge, threatened, at law or in equity or admiralty, before or by any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which could reasonably be expected, individually or in the aggregate, as of the date hereof, to have a Material Adverse Effect against or seeking to restrain, prohibit, invalidate, set aside, rescind, prevent or make unlawful this Agreement or the carrying out of this Agreement or the transactions contemplated hereby. Benedek is not operating under or subject to, or in default in respect of, any judgment, order, writ, injunction or decree of any court or any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

                  7.14 COMPLIANCE WITH LAW. Each of BBC and BLC has all material permits, licenses, orders and approvals of all Federal, state or local governmental regulatory bodies required for it to conduct the business and operation of the Station as currently conducted. No action, suit, claim, investigation, proceeding or controversy, whether legal or administrative or in mediation or arbitration, is pending or, to Benedek's knowledge, threatened, at law or in equity or admiralty, before or by any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality alleging a violation of any material permits, licenses, orders or approvals of any Federal, state or local governmental regulatory body. All such permits, licenses, orders and approvals are in full force and effect in all material respects and no suspension or cancellation of any of them is pending or threatened. Each of BBC and BLC is in compliance with each law, rule, ordinance, regulation, order and decree applicable to the business and operation of the Station, including, without limitation, laws, rules and regulations respecting occupational safety and employment practices, except where the failure to so comply could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  7.15 LABOR. Benedek is not a party to any representation or labor contract with respect to any employees at the Station. Benedek has not received any written notice from any labor union or group of employees that such union or group represents or believes or claims it represents or intends to represent any of the employees of Benedek; to Benedek's knowledge, no strike or work interruption by the Station's employees is planned, under consideration, threatened or imminent; and Benedek has not made any loan or given anything of value, directly or indirectly, to any officer, official, agent or representative of any labor union or group of employees other than salaries and ordinary course compensation. Except as set forth on Schedule 7.15 annexed hereto, (i) Benedek is not delinquent in any material respect in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them for the Station to the date hereof or amounts required to be reimbursed to such employees; (ii) in the event of termination of the employment of any said employees other than termination of any employee who is a party to an employment agreement with Benedek listed on Schedule 7.16, neither Benedek nor WGRC will by reason of anything done prior to the Closing be liable to any of said employees for so-called "severance pay," "pay in lieu of notice" or any other payments; (iii) Benedek is in compliance in all material respects with all Federal, state and local laws and regulations respecting labor, employment and employment practices, terms and conditions of employment and wages and hours; and (iv) there is no unfair labor practice complaint against Benedek pending before the National Labor Relations Board or any comparable state or local agency.

                  7.16 EMPLOYEES. Schedule 7.16 annexed hereto is a complete and correct list as of December 6, 1999, of the names and annual salary, bonus, commission and perquisite arrangements, written or unwritten, for each current employee of the Station and of the accrued vacation and sick time for such employee. Benedek does not have any contract for the future employment of any employee except as may be listed on Schedule 7.16.

                  7.17 EMPLOYEE BENEFIT PLANS. Schedule 7.17 annexed hereto is a complete and correct list of all employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement (including any collective bargaining agreement), practice, policy or arrangement, whether written or oral, and whether or not subject to ERISA (including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of ERISA) ("Employee Plans") sponsored, maintained or contributed to by Benedek or any ERISA Affiliate of Benedek in connection with the business and operation of the Station. True and complete copies of each Employee Plan have been heretofore made available to WGRC. All Employee Plans, related trust instruments or annuity contracts (or any other funding instruments) are legal, valid and binding and are in full force and effect, and each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified at all times since its inception. All Employee Plans have been maintained, in all material respects, in accordance with the requirements of the Code and ERISA, or any other applicable statute, regulation or rule. There are no pending claims against any Employee Plan (other than routine claims for benefits in accordance with its terms) nor, to the knowledge of Benedek, has any claim been threatened in writing by any participant thereof or beneficiary thereunder.

                           7.17.1 No Employee Plan is covered by Title IV of
ERISA, Section 302 of ERISA or Section 412 of the Code.

                           7.17.2 With respect to all Employee Plans that are
defined contribution plans, Benedek and any ERISA Affiliate have made all contributions due thereunder for plan years prior to the date hereof.

                           7.17.3 Neither Benedek nor any ERISA Affiliate or any
plan fiduciary of any Employee Plan is or has engaged in any transaction in violation of Section 406(a) or 406(b) of ERISA for which no exemption exists under ERISA or under applicable sections of the Code. Neither Benedek nor any ERISA Affiliate, or the administering committee or trustees of any Employee Plan has received (i) notice from the IRS or the Department of Labor of the occurrence of a prohibited transaction within the meaning of Section 406 of ERISA; or (ii) notice of any breach of loyalty, prudence or diversification within the meaning of Section 404 of ERISA.

                           7.17.4 No Employee Plan is a "multiemployer plan"
within the meaning of Section 4001(a)(3) of ERISA.

                           7.17.5 All Employee Plans are in material compliance
with all applicable reporting, disclosure, filing and other administrative requirements pertaining to employee benefit plans set forth in the Code and ERISA and rules and regulation promulgated under either, including but not limited to those set forth in Sections 6057, 6058 and 6059 of the Code and applicable rules and regulations thereunder, and in Sections 101, 102, 103, 104, 105, and 107 of ERISA.

                           7.17.6 Benedek and any ERISA Affiliate at all times
have been in full compliance with all provisions of the Title X of the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and with the provisions of Part 6 of Title I of ERISA.

                           7.17.7 During the twelve-consecutive month period
prior to the date of this Agreement, no steps have been taken to terminate any Employee Plan, and no contribution failure has occurred with respect to any Employee Plan sufficient to give rise to a lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to an Employee Plan which might result in the incurrence of any material liability, fine or penalty by any of BBC, BLC or any ERISA Affiliate of either of them. None of BBC, BLC or any ERISA Affiliate of either of them has any contingent liability with respect to any post-retirement benefit under any welfare plan, as such term is defined in Section 3(1) of ERISA, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

                           7.17.8 The transactions contemplated by this
Agreement will not result in any payment or series of payments by Benedek to any Person of a parachute payment within the meaning of Section 280G of the Code.

                  7.18     ENVIRONMENTAL MATTERS.

                           7.18.1 Except as provided below in this Section
7.18.1, Benedek makes no representation or warranty, express or implied, with respect to: (a) the existence or presence on, at, under or about the real property used in the business and operation of the Station (the "Premises") of any environmental hazards, conditions, defects or hazardous materials, including but not limited to any flammables, explosives, radioactive materials, asbestos, asbestos containing material, PCBs, hazardous waste, any petroleum, petroleum product derivative, compound or mixture, and without limitation, those substances defined as "hazardous substances" or "hazardous wastes" (collectively referred to as "Hazardous Substances") under any Environmental Laws, as defined below); (b) the Premises' compliance with the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 and Superfund Amendments and Preauthorization Act of 1986, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act of 1976, the Water Pollution Control Act, the Clean Air Act, all regulations promulgated under all such Acts, as well as any other Federal, state or local law, ordinance or regulation pertaining to health, industrial hygiene or the environment and/or applicable to the existence, removal, generation, transportation, discharge, process, storage or treatment of Hazardous Substances (collectively referred to as "Environmental Laws"). Benedek represents that: (i) during the period that Benedek has owned or leased the Premises, Benedek has not caused or knowingly permitted (nor, at any time prior to the Closing, will Benedek cause or consent to) any Hazardous Substances to be deposited in or on the Premises in violation of any Environmental Laws; (ii) Benedek has caused the Station to be operated in material compliance with all Environmental Laws; (iii) all environmental permits, certificates, licenses, approvals, registrations and authorizations required for operating the Station are in full force and effect and Benedek is in compliance in all material respects with the terms of such environmental permits; (iv) there are no judicial or administrative actions pending or, to the knowledge of Benedek, threatened against Benedek or the Station alleging the violation of or seeking to impose liability pursuant to any Environmental Laws; and (v) except as set forth in the Environmental Reports, Benedek has no knowledge of any environmental contamination at the Premises. Benedek has delivered to WGRC a complete copy of all environmental assessment reports with regard to the Premises (or any portion thereof) in Benedek's possession and which are listed in Schedule 7.18.1 annexed hereto (the "Environmental Reports"). To the knowledge of Benedek, except as set forth in the Environmental Reports, there is not now nor during the period of Benedek's use or ownership of the Premises, has there been, on, in or under any of the Premises (i) any underground storage tanks, above-ground storage tanks, dikes or impoundments containing Hazardous Substances, (ii) any asbestos-containing materials, or
(iii) any polychlorinated biphenyls, and none of the items listed in (i), (ii) or (iii) above are used, or have been used on the Premises during Benedek's use or ownership thereof in any manner that violates any Environmental Law. To the knowledge of Benedek, the transactions contemplated by this Agreement do not trigger any property transfer requirements of any Environmental Law.

                           7.18.2 By negotiation and execution of this
Agreement, the parties have expressly allocated certain environmental risks, liabilities and expenses whether historical, current or prospective from Benedek to WGRC. In this regard, Benedek shall have no liability in the future (except with respect to breach of Benedek's representations in Section 7.18.1) to WGRC or to any person claiming by, through or under WGRC with respect to (i) any past, present or future claim, cause of action, proceeding or otherwise, whether known or unknown, relating to or arising out of any past, present or future environmental condition at, under or about the Premises, (ii) the presence of Hazardous Substances, (iii) a violation of any Environmental Law relating to the Premises, and (iv) any losses, damages, penalties, costs (foreseen or unforeseen, known or unknown), counsel, engineering and other professional or expert fees with respect to the foregoing (the foregoing clauses (i), (ii), (iii), and (iv) are collectively referred to as "Environmental Claims"). Except with respect to breach of Benedek's representations in Section 7.18.1: (i) WGRC hereby unconditionally releases and discharges Benedek from any and all Environmental Claims, whether sustained by WGRC directly or relating to any claims by WGRC for indemnification, contribution or otherwise with respect to Environmental Claims against WGRC by third parties; and (ii) WGRC hereby agrees to indemnify, defend and hold Benedek harmless from and against all such Environmental Claims, including any and all Environmental Claims made hereafter directly against Benedek by third parties claiming by, through or under WGRC.

                  7.19 CHRONICLE AGREEMENT. The execution, delivery and performance of the Chronicle Agreement and the documents contemplated thereby, and the consummation of the transactions contemplated thereby, by BBC have been duly and validly authorized by all necessary corporate action of BBC and no further action or approval, corporate or otherwise, is required in order to constitute the Chronicle Agreement as a valid and binding obligation of BBC enforceable in accordance with its terms, except as the enforceability of such agreement, documents and instruments, may be limited by or subject to, any bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally. As of the date of this Agreement, the Chronicle Agreement has not been amended or modified and no rights of BBC thereunder have been waived. BBC has not breached in any material respect any of its obligations under the Chronicle Agreement and has received no claim or assertion of breach from Chronicle with respect to the Chronicle Agreement. BBC has provided WGRC a correct and complete copy of the Chronicle Agreement, including all exhibits and schedules thereto.

                  7.20 ENTIRE BUSINESS. The WWLP Assets constitute all of the assets, properties and rights, together with the services of the employees of the Station, necessary to conduct the business of the Station in all material respects as currently conducted. On the Closing Date, the broadcasting facility located at One Broadcast Center (formerly known as 86-88 Chicopee Street), Chicopee, Massachusetts, shall be fully operational in accordance with Benedek's normal practices and standard operating procedures for all of its stations, and shall contain all equipment customarily located at a television broadcasting facility including, without limitation, replacements of like or better quality for all items listed on Schedule 2.2.11.

                  7.21 TRANSACTIONS WITH AFFILIATES. No Affiliate of Benedek is a party, directly or indirectly, to any contract, lease, arrangement or transaction which is material to the business or operations of the Station, whether for the purchase, lease or sale of property, for the rendition of services or otherwise.

8. REPRESENTATIONS AND WARRANTIES OF WGRC. In order to induce Benedek to enter into this Agreement and to perform its obligations hereunder, WGRC hereby makes the following representations and warranties to Benedek:

                  8.1 ORGANIZATION AND STANDING. WGRC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, to own, lease, use and operate its properties and assets at and carry on its business in the places where such properties and assets are now owned, leased or operated or where such business is now being conducted.

                  8.2 POWER AND AUTHORITY. WGRC has all requisite power and authority to enter into this Agreement, the Assignment Agreement and the documents and instruments contemplated hereby and thereby and to assume and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Assignment Agreement and the documents and instruments contemplated hereby and thereby and the performance by WGRC of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action and no further action or approval is required in order to constitute this Agreement, the Assignment Agreement and the documents and instruments contemplated hereby and thereby as valid and binding obligations of WGRC, enforceable in accordance with their terms, except as the enforceability of such agreements, documents and instruments, may be limited by or subject to, any bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedies of specific performance, injunction, and other forms of equitable relief are subject to certain principles of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

                  8.3 NO CONFLICTS. The execution and delivery by WGRC of this Agreement and the documents and instruments contemplated hereby, the consummation by WGRC of the transactions contemplated hereby and the performance by WGRC of its obligations hereunder and thereunder:

                           8.3.1 do not and will not conflict with or violate
any provision of the Certificate of Incorporation or Bylaws of WGRC;

                           8.3.2 do not and will not conflict with or violate
any agreements, contracts or instruments to which WGRC is a party; and

                           8.3.3 subject to the receipt of any governmental
approvals required in connection with the transfer of the WWLP Assets to WGRC, do not and will not conflict with or result in a violation of or default under (with or without notice of the lapse of time or both) any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any court, administrative agency or commission or other governmental authority or instrumentality.

                  8.4 GOVERNMENT APPROVAL. WGRC is legally and financially qualified under the Communications Act to enter into this Agreement and the Assignment Agreement, and to consummate the transactions contemplated hereby and thereby. In connection with the transactions contemplated by the Agreement, it is not necessary for WGRC or any Affiliate of WGRC (or any Person in which WGRC or any Affiliate of WGRC has an attributable interest under the Communications
Act) to seek or obtain any waiver from the FCC, dispose of any interest in any media or communications property or interest (including, without limitation, the Station), terminate any venture or arrangement, or effectuate any changes or restructuring of its ownership, including, without limitation, the withdrawal or removal of officers or directors or the conversion or repurchase of equity securities of WGRC or any Affiliate of WGRC or any Person owned by WGRC or any Affiliate of WGRC (or any Person in which WGRC or any Affiliate of WGRC has any attributable interest under the Communications Act). WGRC is able to certify on an FCC Form 314 that it is financially qualified. Additionally, except as contemplated in Section 6 hereof, no action, approval, consent or authorization or other action, including, but not limited to, any action, approval, consent or authorization or other action by or filing with any governmental or quasi-governmental agency, commission, board, bureau or instrumentality, is necessary or required as to WGRC for the due execution, delivery or performance by WGRC of this Agreement or any document or instrument contemplated hereby.

                  8.5 VALIDITY. This Agreement constitutes and the other documents and instruments contemplated hereby will, on the due execution and delivery thereof, constitute the legal, valid and binding obligations of WGRC, enforceable in accordance with their respective terms, except as the enforceability of such agreements, documents and instruments, may be limited by or subject to, any bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally.

                  8.6 LITIGATION. No action, suit, claim, investigation, proceeding or controversy, whether legal or administrative or in mediation or arbitration, is pending or, to WGRC's knowledge, threatened, at law or in equity or admiralty, before or by any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which, if adversely determined, would effect WGRC's ability to carry out this Agreement or the transactions contemplated hereby.

                  8.7 INDEPENDENT INVESTIGATION. WGRC has conducted an independent investigation of the Station and its business operations, assets, liabilities, results of operations, financial condition and prospects in making its determination as to the propriety of the transactions contemplated by this Agreement and in entering into this Agreement and the documents and instruments required hereby, has relied solely on the results of said investigation and on the representations and warranties of Benedek expressly contained in this Agreement and the instruments, certificates or schedules furnished pursuant hereto.

9.       COVENANTS OF BENEDEK.

                  Each of BBC and BLC covenants as follows:

                  9.1 BOOKS AND RECORDS. Between the date hereof and the Closing Date, Benedek shall give WGRC and its authorized representatives reasonable access, during regular business hours, to any and all of its premises, properties, contracts, books and records relating to the business and operation of the Station and will cause its employees to furnish to WGRC and its authorized representatives any and all data and information pertaining to the business and operation of the Station as WGRC or its authorized representatives shall from time to time reasonably request.

                  9.2 INTERIM OPERATIONS. From the date hereof until the Closing Date, Benedek covenants and agrees that the business of the Station shall be conducted only in the ordinary course of business consistent with past practices, and Benedek shall use its reasonable best efforts to (i) preserve intact the business organization of the Station, (ii) keep available the services of the present employees and consultants of the Station and (iii) preserve the present relationships of the Station with customers, suppliers and other persons with which the Station has significant business relationships. Without limiting the generality of the foregoing, except as otherwise consented to or approved in writing by WGRC or as required by this Agreement, Benedek shall not:

                           9.2.1 sell, assign, lease, transfer or otherwise
dispose of any of the WWLP Assets except in the ordinary course of business consistent with past practices of the Station, provided, that in no event shall Benedek dispose of WWLP Assets with a fair market value of more than $25,000 in the aggregate;

                           9.2.2 mortgage, pledge or grant any Lien (other than
Permitted Liens), charge or other encumbrance on any of the WWLP Assets;

                           9.2.3 cancel or waive any rights of material value
with respect to the WWLP Assets;

                           9.2.4 incur any obligation or liability with respect
to the Station (absolute or contingent, liquidated or unliquidated, choate or inchoate), except current obligations and liabilities (other than capitalized lease obligations) incurred in the ordinary course of business consistent with past practices of the Station;

                           9.2.5 except as specifically permitted under this
Section 9.2, (i) enter into any programming agreement or (ii) enter into any lease, contract, license or other agreement, or make any amendment of or terminate any lease, contract, license or other agreement to which Benedek is a party regarding the business and operation of the Station (other than WWLP Excluded

Contracts); provided, however, that Benedek may enter into (a) one or more programing agreements which do not involve the payment of cash and have a term of not more than one (1) year and (b) leases (other than leases for real property as lessor or lessee), contracts, licenses or other agreements, which provide for payments of less than $25,000 in the aggregate or have a term of less than one (1) year;

                           9.2.6 enter into any contract or commitment relating
to sales of advertising time for the Station except sales of advertising time on the basis of the Station's customary rate practices and otherwise in the ordinary course of business or contract or agree to provide any advertising or broadcast time at substantially less than customary rate practices of the Station; provided, however, that (i) no such contracts or commitments for advertising time for cash may have a term of greater than six (6) months and
(ii) no trade-out agreement entered into after the date hereof with respect to the Station shall obligate the Station to provide commercial time with a value in any individual case in excess of $10,000; provided, however, trade-out agreements may be entered into with a value in excess of $10,000 in any individual case so long as all such trade-out agreements in excess of $10,000 do not obligate the Station to provide commercial time with an aggregate value in excess of $50,000.

                           9.2.7 effect any change in its accounting practices,
procedures or methods of the Station, including, without limitation, the Station's accrual policy with respect to employee vacation and sick time;

                           9.2.8 hire any employee of the Station other than in
the ordinary course of business (provided no department heads will be hired without WGRC's prior approval, such approval not to be unreasonably withheld), or increase the compensation payable to any of the Station's employees or become obligated to increase any such compensation other than in the ordinary course of business consistent with past practices of the Station; provided, that no such increase in compensation shall be greater than 3.5% or such other amount as WGRC may approve, such approval not to be unreasonably withheld;

                           9.2.9 with respect to employees of the Station, enter
into or become subject to or amend or modify (i) any labor or union contract;
(ii) any employment or professional service contract not terminable at will;
(iii) any bonus, pension, insurance, profit sharing, incentive, deferred compensation, severance pay, retirement, hospitalization, employee benefit, or other similar plan; or (iv) pay or arrange to pay any bonus payment to any employee, except in the case of this clause (iv) in the ordinary course of business consistent with past practices of the Station;

                           9.2.10 enter into any transaction with any Affiliate
of Benedek regarding the operation of the Station including, without limitation, any renewal, extension, modification, waiver, amendment or other change in, any existing contract or agreement to which an Affiliate of Benedek is a party or any other transaction regarding the operation of the Station involving an Affiliate of Benedek which will have continued effectiveness after the Closing Date;

                           9.2.11 unless WGRC shall consent in writing, which
consent shall not be unreasonably withheld or delayed, enter into any commitments to make capital expenditures payable after the Closing in an aggregate amount exceeding an average of $10,000 per quarter, other than in the ordinary course and as provided in capital expenditures budgeted for the Station as previously disclosed to WGRC in writing; provided, however, Benedek shall not enter into any commitment to make capital expenditures that unreasonably delays such expenditures until after the Closing and is inconsistent with past practice; provided further, Benedek shall not enter into any capital leases that include commitments to make payments after the Closing in excess of $25,000 in any individual case or $125,000 in the aggregate, unless WGRC shall consent in writing, which consent shall not be unreasonably withheld or delayed; or

                           9.2.12 enter into any transaction other than in the
ordinary course of business and consistent with past practices of the Station.

                  9.3 DISCHARGE OF LIENS. On or prior to the Closing Date, Benedek will cause all Liens with respect to the WWLP Assets (other than Permitted Liens) to be discharged.

                  9.4 LICENSES. Benedek will take all reasonable actions to preclude the suspension, revocation, or adverse modification of the Station Licenses and any other material governmental licenses, permits and other authorizations listed on Schedule 7.4. Benedek will not take any action, by commission or omission, which would cause the FCC or any other governmental authority to institute proceedings for the suspension, revocation or adverse modification of any of said licenses, permits and authorizations, or fail to prosecute with due diligence any pending application to any governmental authority, or take any action within its control which would result in the Station being in non-compliance with the requirements of the Communications Act or the rules and regulations of the FCC material to the transactions contemplated by this Agreement.

                  9.5 MAINTENANCE OF INSURANCE. Benedek will maintain in full force and effect all insurance policies listed on Schedule 7.12, up to and including the Closing Date.

                  9.6 COMPLIANCE. Benedek shall use its reasonable best efforts to take or cause to be taken all action and do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, to obtain all consents, approvals and authorizations of third parties and to make all filings with and give all notices to third parties which may be necessary or required in order to effectuate the transactions contemplated hereby and Benedek shall not intentionally take or omit to take any action that will cause any governmental authority to deny, delay or fail to approve any consent, approval or authorization or cause any governmental consent, approval or authorization not to be granted. Without limiting the generality of the foregoing, Benedek hereby agrees to provide promptly to governmental authorities with regulatory jurisdiction over enforcement of any applicable antitrust laws all information and documents requested by any such governmental authorities or necessary, proper or advisable to permit consummation of the transactions contemplated hereby. Benedek shall thereafter use its commercially reasonable best efforts to complete as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act. Benedek hereby further agrees to use its commercially reasonable best efforts to (a) obtain any governmental clearances required for consummation of the transactions contemplated hereby, (b) respond to any governmental requests for information,
(c) contest and resist any action, including any legislative, administrative or judicial action, and have vacated, lifted, reversed or overturned, any governmental order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated hereby, including, without limitation, by using all legal efforts to vigorously pursue all available avenues of administrative and judicial appeal and all available legislative action, and (d) in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prohibit, prevent, delay or otherwise restrain the consummation of the transactions contemplated hereby, to cause the relevant governmental authorities to vacate, modify or suspend such injunction or order so as to permit the consummation of the transactions contemplated hereby.

                  9.7 COMPLIANCE WITH LAWS. Benedek will comply in all material respects with all rules and regulations of the FCC pertaining to the operation of the Station, and with all other applicable laws, rules, ordinances and regulations pertaining to the operation of the Station. Upon receipt of notice of violation of any of such laws, rules, ordinances and regulations, Benedek shall use its reasonable best efforts to contest in good faith or to cure such violation prior to the Closing Date. Benedek will file with the FCC, when due, all ownership reports, renewal applications, financial reports and other documents required to be filed between the date of this Agreement and the Closing Date, and all such reports, applications and documents will be true and correct to the best of Benedek's knowledge and will comply in all material respects with the Communications Act and the rules and regulations of the FCC.

                  9.8 PAYMENT OF TAXES. Benedek shall be responsible for all Taxes attributable to the operation or ownership of the Station or the WWLP Assets for all periods up to and including the Closing Date. Thereafter, WGRC shall be responsible for all such Taxes. Any Taxes paid by either party pertaining to the operation of the Station which relate to periods both before and after the Closing shall be prorated in accordance with Section 4.3.1 hereof. Benedek shall file all Tax Returns required to be filed by it pertaining to the operation of the Station up to and including the Closing Date and shall pay all Taxes, interest and penalties due with respect to such returns. Each party shall be responsible for all applicable sales and transfer Taxes in accordance with customary practice in Massachusetts (including Taxes, if any, imposed upon the transfer of personal property) and filing, recording, registration, stamp, documentary and other Taxes and fees ("Transfer Taxes") that are payable in connection with this Agreement, the transactions contemplated by this Agreement or the documents giving effect to such transactions, which the parties acknowledge, include the following: Transfer Taxes due upon transfer of the Owned Real Property, which shall solely be the responsibility of Benedek, and Transfer Taxes due upon transfer of the Station's vehicles, which shall solely be the responsibility of WGRC.

                  9.9 FINANCIAL STATEMENTS. Benedek shall provide WGRC with the following financial information with respect to the Station:

                           9.9.1 as soon as practicable (but in no event later
than 10 business days after the end of each month), an unaudited statement of income and expense for each month after the date hereof and before the Closing Date;

                           9.9.2 on a biweekly basis, pacing reports for the
ensuing three (3) month period; and

                           9.9.3 such other financial information with respect
to the Station as WGRC may from time to time reasonably request.

                  9.10 ACTION. Benedek shall not knowingly take or cause to be taken, or fail to take or cause to be taken, any action that would cause the conditions to the obligations of Benedek or WGRC to consummate the transactions contemplated hereby to fail to be satisfied or fulfilled at or prior to the Closing, including, without limitation, by taking or causing to be taken, or failing to take or cause to be taken, any action that would cause any of the representations and warranties made by Benedek in Section 7 hereof to fail to be true and correct as of the Closing in all material respects. Benedek shall take, or cause to be taken, all commercially reasonable actions within its power to cause to be satisfied or fulfilled, at or prior to the Closing, the conditions precedent to the obligations of WGRC to consummate the transactions contemplated hereby as set forth in Section 10.9 hereof.

                  9.11 FURTHER ASSURANCES. Benedek shall, at any time, and from time to time, after the Closing Date, but at no cost to Benedek (other than the salaries or wages of any Benedek employees), use its reasonable best efforts to
(i) take, or cause to be taken, all appropriate action, and to do, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Assignment Agreement, including, without limitation, executing and delivering any additional instruments, certificates or other documents; (ii) have the present and future officers, directors and employees of Benedek cooperate with WGRC in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters relating to all periods up to and including the Closing Date, and (iii) transfer to WGRC in electronic format accounting data pertaining to the operation of the Station on or prior to the Closing Date.

                  9.12 CHRONICLE AGREEMENT. Benedek shall not knowingly take or cause to be taken, or fail to take or cause to be taken, any action that would cause the conditions to the obligations of Benedek or Chronicle to consummate the transactions contemplated under the Chronicle Agreement to fail to be satisfied or fulfilled at or prior to the Closing, including, without limitation, by taking or causing to be taken, or failing to take or cause to be taken, any action that would cause any of the representations and warranties made by Benedek in the Chronicle Agreement to fail to be true and correct as of the Closing in all material respects. Benedek shall take, or cause to be taken, all commercially reasonable actions within its power to cause to be satisfied or fulfilled, at or prior to the Closing the conditions precedent to the obligations of Chronicle to consummate the transactions contemplated by the Chronicle Agreement.

10.      COVENANTS OF WGRC.

                  WGRC covenants as follows:

                  10.1 COMPLIANCE. WGRC shall use its reasonable best efforts to take or cause to be taken all action and do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, to obtain all consents, approvals and authorizations of third parties and to make all filings with and give all notices to third parties which may be necessary or required in order to effectuate the transactions contemplated hereby, and WGRC shall not intentionally take or omit to take any action that will cause any governmental authority to deny, delay or fail to approve any consent, approval or authorization or cause any governmental consent, approval or authorization not to be granted. Without limiting the generality of the foregoing, WGRC hereby agrees to provide promptly to governmental authorities with regulatory jurisdiction over enforcement of any applicable antitrust laws all information and documents requested by any such governmental authorities or necessary, proper or advisable to permit consummation of the transactions contemplated hereby. WGRC shall thereafter use its commercially reasonable best efforts to complete as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act. WGRC hereby further agrees to use its commercially reasonable best efforts to (a) obtain any governmental clearances required for consummation of the transactions contemplated hereby, which shall specifically include, (i) taking any and all actions necessary or appropriate to divest any shares of capital stock of any other Person held by WGRC (or any of its Affiliates), any assets and properties of WGRC (or any of its Affiliates), or any business conducted by WGRC (or any of its Affiliates), and (ii) consenting to any restriction or limitation on the ability of WGRC (or any of its Affiliates) to operate or exercise control over any of the assets and properties of WGRC (or any of its Affiliates) or conduct any business of WGRC (or any of its Affiliates), which is necessary, in the case of any of the foregoing, to obtain such governmental clearances, (b) respond to any governmental requests for information, (c) contest and resist any action, including any legislative, administrative or judicial action, and have vacated, lifted, reversed or overturned, any governmental order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated hereby, including, without limitation, by using all legal efforts to vigorously pursue all available avenues of administrative and judicial appeal and all available legislative action, and (d) in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prohibit, prevent, delay or otherwise restrain the consummation of the transactions contemplated hereby, to cause the relevant governmental authorities to vacate, modify or suspend such injunction or order so as to permit the consummation of the transactions contemplated hereby.

                  10.2 CONTROL OF THE STATION. Prior to Closing, WGRC shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise or direct, the operations of the Station, such operations, including complete control and supervision of all the Station's programs, employees, and policies, shall be the sole responsibility of Benedek until the consummation of the Closing hereunder.

                  10.3 FCC COMPLIANCE. Between the date hereof and the Closing Date, WGRC agrees that it will not take or fail to take any action within its control which would result in material noncompliance by WGRC with the requirements of the Communications Act and the rules and regulations of the FCC material to the transactions contemplated by this Agreement. WGRC will take no action that WGRC knows, or has reason to know, would disqualify WGRC from being the assignee of the Station Licenses or the owner or operator of the Station.

                  10.4 BOOKS AND RECORDS. If the acquisition contemplated herein is consummated, WGRC covenants and agrees that it shall preserve and keep the records of Benedek delivered to it hereunder for a period of three (3) years after the Closing Date and shall make such records available to Benedek or its authorized representatives as reasonably required by Benedek in connection with any legal proceedings against or governmental investigation of Benedek or in connection with any Tax examination of Benedek.

                  10.5 ACTION. WGRC shall not knowingly take or cause to be taken, or fail to take or cause to be taken, any action that would cause the conditions to the obligations of Benedek or WGRC to consummate the transactions contemplated hereby to fail to be satisfied or fulfilled, at or prior to the Closing, including, without limitation, by taking or causing to be taken, or failing to take or cause to be taken, any action that would cause the representations and warranties made by WGRC in Section 8 hereof to fail to be true and correct as of the Closing in all material respects. WGRC shall take, or cause to be taken, all commercially reasonable actions within its power to cause to be satisfied or fulfilled, at or prior to the Closing, the conditions precedent to the obligations of Benedek to consummate the transactions contemplated hereby as set forth in Section 10.10 hereof.

                  10.6 EMPLOYEES AND EMPLOYEE BENEFIT MATTERS. All employees whose employment contracts are being assumed hereunder (including any employees who are temporarily absent from active employment), will be employed under the same terms and condition as set forth in their assumed employment contracts and all of the remaining employees of the Station who are actively employed on the Closing Date shall be offered employment on an "at will" basis with WGRC on such date, and such persons who accept such offer on such date, together with those employees whose employment contracts are being assumed, shall be hereafter referred to as "Transferred Employees". Each such offer of employment shall be at a salary and on other terms and conditions that are substantially similar in the aggregate as those provided by Benedek on the Closing Date, it being understood that no defined benefit plan shall be provided. WGRC shall also offer employment on an "at will" basis to any employee of the Station who is temporarily absent from active employment on the Closing Date upon termination of such temporary absence, provided that such employee is able to perform the essential functions of the position he or she previously held with Benedek prior to such absence, and any such employee shall be treated as a Transferred Employee from and after his or her date of employment with WGRC. Subject to applicable laws and the terms of any applicable employment contracts, WGRC shall have the right, at any time, to dismiss any or all Transferred Employees at any time, with or without cause, and to change the terms and conditions of their employment (including compensation and employee benefits provided to them). For purposes of this paragraph, an individual shall be deemed temporarily absent from active employment on the Closing Date if such individual is absent from work for any reason (including disability, illness, injury, leave of absence or layoff with rights of re-employment) other than by reason of vacation. WGRC shall provide each Transferred Employee credit for years of service prior to the Closing with Benedek or any prior owner of the Station for
(A) the purpose of eligibility and vesting under WGRC's health, vacation and other employee benefit plans (including, without limitation, WGRC 401(k) Plan ), to the extent credited under Benedek's employee benefit plans, and (B) any and all pre-existing condition limitations and eligibility waiting periods under group health plans of WGRC, and shall cause to be credited to any deductible or out-of-pocket expenses under any health plans of WGRC any deductibles or out-of-pocket expenses incurred by Transferred Employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the health plans of WGRC.

                           10.6.1 Effective at the Closing Date, WGRC shall
assume the severance arrangements set forth in Schedule 7.17 hereto; provided, however, that WGRC shall have no liability under such severance arrangements with respect to terminations of employment occurring before the Closing. Following the Closing, WGRC shall indemnify and hold harmless Benedek with respect to any and all liability for the termination of employment by WGRC of any Transferred Employee.

                           10.6.2 Effective as of the Closing Date, Benedek
shall cause each of the Transferred Employees to have a fully nonforfeitable right to such employee's account balances, if any, under BBC Profit Sharing and Retirement Plan (the "Benedek 401(k) Plan") and shall make all matching contributions allocable to the period ended December 31, 1999 in an amount consistent with past practice and in respect of the calendar year ending December 31, 2000 shall, within 60 days after the Closing Date, make a pro rata matching contribution at the same rate as utilized in 1999 for the portion of 2000 during which Benedek owns the Station. Effective as of the Closing Date, WGRC shall establish or shall extend coverage to each Transferred Employee under a defined contribution individual account plan (the "WGRC 401(k) Plan") qualified pursuant to Sections 401(a) and 401(k) of the Code to the extent such Transferred Employees has satisfied the requirements for participation therein.

                           10.6.3 As soon as practicable after the Closing Date,
Benedek shall cause the trustee of the Benedek 401(k) Plan to transfer in the form of cash (or such other form as may be agreed upon by Benedek and WGRC) the full account balances of the Transferred Employees in such plan, reduced by any necessary benefit, distribution or withdrawal payments to or in respect of the Transferred Employees occurring during the period from the Closing Date to the date of transfer described herein, to the appropriate trustee as designated by WGRC under the trust agreement forming a part of the WGRC 401(k) Plan. The aggregate account balances of the Transferred Employees under the Benedek 401(k) Plan transferred by the trustee of the Benedek 401(k) Plan to the trustee of the WGRC 401(k) Plan shall be increased (or decreased) by Benedek by the amount of any actual earnings (or losses) on each account included therein from the Closing Date to the date of transfer to the WGRC 401(k) Plan and such earnings (or losses) shall be credited (or debited) to the appropriate accounts. Following the transfer of account balances to the WGRC 401(k) Plan as described herein, neither Benedek nor the Benedek 401(k) Plan and the related trust shall have any obligation or liability with respect to the benefits and entitlements accrued and transferred in respect of the Transferred Employees under the Benedek 401(k) Plan and WGRC will indemnify and hold harmless Benedek for and against any such obligation or liability. WGRC represents and warrants that the WGRC 401(k) Plan is qualified under Section 401(a) of the Code. WGRC shall reasonably cooperate to effectuate the foregoing and shall use commercially reasonable efforts to cause its trustee and other service providers with respect to the WGRC 401(k) Plan to cooperate to effectuate the foregoing.

                           10.6.4 Benedek shall cause the administrator of the
Benedek 401(k) Plan, and WGRC shall cause the administrator of the WGRC 401(k) Plan, to timely make such filings as are required under ERISA, the Code or any applicable laws with respect to the transfer of account balances, assets or liabilities described in this Section 10.6, including any required filings on Form 5310-A.

                           10.6.5 Prior to the Closing Date, WGRC shall
establish a plan solely for the benefit of the Transferred Employees which shall be intended to satisfy the requirements of Code Section 125 (the "WGRC Cafeteria Plan") and which shall assume the assets and liabilities attributable to the Transferred Employees (and shall provide for the crediting of Transferred Employees' accounts in such amounts) under the BBC employee benefit plan which is intended to satisfy the requirements of Code Section 125 (the "Benedek Cafeteria Plan") as of the Closing Date.

                  10.7 FURTHER ASSURANCES. WGRC shall, at any time, and from time to time, after the Closing Date, but at no cost to WGRC (other than the salaries or wages of any of its employees), use its reasonable best efforts to
(i) take, or cause to be taken, all appropriate action, and to do, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Assignment Agreement, including, without limitation, executing and delivering any additional instruments, certificates or other documents; and (ii) have the present and future officers, directors, employees of WGRC, including the Transferred Employees, cooperate with Benedek in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters relating to all periods up to and including the Closing Date.

                  10.8     CONDITIONS OF CLOSING.

                  10.9 OBLIGATION OF WGRC TO CLOSE. The obligation of WGRC to close hereunder shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions or the written waiver thereof by
WGRC:

                           10.9.1 REPRESENTATIONS. All representations and
warranties of Benedek in this Agreement which are qualified by materiality shall be true and correct in all respects when made and shall be true and correct in all respects on and as of the Closing Date (other than any such representation or warranty that is expressly made as of a specified date, which shall be true and correct in all respects as of such specified date only) and all representations and warranties of Benedek which are unqualified by materiality shall be true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date, and WGRC shall have received a certificate to that effect dated the Closing Date and executed by an appropriate officer of each of BBC and BLC.

                           10.9.2 COVENANTS. Each of the agreements and
covenants of Benedek to be performed under this Agreement at or prior to the Closing Date shall have been duly performed in all material respects, and WGRC shall have received a certificate to that effect dated the Closing Date and executed by an appropriate officer of each of BBC and BLC.

                           10.9.3 NO INJUNCTION. No injunction or restraining
order shall be in effect to forbid or enjoin the consummation of the transactions contemplated by this Agreement, no governmental action seeking such an injunction or restraining order shall be pending or threatened in writing, and no Federal, state or local statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation hereof.

                           10.9.4 STATION LICENSES. Benedek shall be the holder
of the Station Licenses and all other material governmental licenses, permits and other authorizations listed on Schedule 7.4, and there shall not have been any modification of any of such licenses, permits and other authorizations which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                           10.9.5 FCC CONSENT. The FCC shall have granted its
consent to the assignment of the Station Licenses to WGRC.

                           10.9.6 NBC CONSENT. NBC shall have consented to the
assignment to WGRC of the Affiliation Agreement dated as of December 1, 1995 between Benedek, as successor-in-interest to Brissette TV of Springfield, Inc., and NBC.

                           10.9.7 INSTRUMENTS OF TRANSFER. WGRC shall have
received the deeds, endorsements, assignments, drafts, checks and other documents of transfer, conveyance and assignment contemplated by Section 2.5.1 valid to transfer all of Benedek's right, title and interest in and to the WWLP Assets to WGRC and to vest in WGRC good, marketable and insurable title to the WWLP Assets, subject only to Permitted Liens.

                           10.9.8 BOOKS OF ACCOUNT. WGRC shall have received
Benedek's books of account, records, leases, indentures, contracts, agreements, correspondence and other documents pertaining to the WWLP Assets and the Station. Unless otherwise requested by WGRC, delivery of the foregoing shall not be effected by physical delivery at the Closing but by surrendering access to the Premises containing the foregoing to WGRC.

                           10.9.9 RESOLUTIONS. WGRC shall have received a
certified copy of resolutions duly adopted by each of BBC and BLC authorizing and approving the transfer of the WWLP Assets and performance by each of BBC and BLC of their respective obligations hereunder and the other documents and instruments to be executed and delivered in connection herewith.

                           10.9.10 HART-SCOTT-RODINO COMPLIANCE. The parties
shall have filed with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice complete and accurate notification and report forms with respect to the transactions contemplated hereby pursuant to the HSR Act. With respect to the HSR Act, neither such agency shall have instituted or threatened to institute an action in connection with the transactions contemplated by this Agreement and all waiting periods required to expire under the HSR Act, including any extension thereof, shall have expired or been terminated prior to the Closing Date.

                           10.9.11 ASSUMPTION AGREEMENTS. Benedek shall have
executed and delivered the instruments of assumption contemplated in Section 3.4 hereof.

                           10.9.12 CHRONICLE AGREEMENT. The transactions
contemplated by the Chronicle Agreement shall have been consummated in accordance with the terms thereof.

                           10.9.13 TAX CERTIFICATE. Each of BBC and BLC shall
have furnished to WGRC affidavits of non-foreign status that comply with Section 1445 of the Code and all Tax clearance certificates or similar documents which may be required by any state taxing authority in order to relieve WGRC of any withholding obligation.

                  10.10 OBLIGATION OF BENEDEK TO CLOSE. The obligation of Benedek to close hereunder shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions or the written waiver thereof by Benedek:

                           10.10.1 REPRESENTATIONS. All representations and
warranties of WGRC in this Agreement which are qualified by materiality shall be true and correct in all respects when made and shall be true and correct in all respects on and as of the Closing Date (other than any such representation or warranty that is expressly made as of a specified date, which shall be true and correct in all respects as of such specified date only) and all representations and warranties of WGRC which are unqualified by materiality shall be true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date and Benedek shall have received a certificate to that effect dated the Closing Date and executed by an appropriate officer of WGRC.

                           10.10.2 COVENANTS. Each of the agreements and
covenants of WGRC to be performed under this Agreement at or prior to the Closing Date shall have been duly performed in all material respects, and Benedek shall have received a certificate to that effect dated the Closing Date and executed by an appropriate officer of WGRC.

                           10.10.3 NO INJUNCTION. No injunction or restraining
order shall be in effect to forbid or enjoin the consummation of the transactions contemplated by this Agreement, no governmental action seeking such injunction or restraining order shall be pending or threatened in writing, and no Federal, state, or local statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation hereof.

                           10.10.4 FCC CONSENT. The FCC shall have granted its
consent to the assignment of the Chronicle Station Licenses to Benedek.

                           10.10.5 HART-SCOTT-RODINO. The parties shall have
filed with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice complete and accurate notification and report forms with respect to the transactions contemplated hereby pursuant to the HSR Act. With respect to the HSR Act, neither such agency shall have instituted or threatened to institute an action in connection with the transactions contemplated by this Agreement and all waiting periods required to expire under the HSR Act, including any extension thereof, shall have expired or been terminated prior to the Closing Date.

                           10.10.6 INSTRUMENTS OF TRANSFER. Benedek shall have
received the deeds, endorsements, assignments, drafts, checks and other documents of transfer, conveyance and assignment contemplated by Section 2.5.2 valid to transfer the Chronicle Stations to Benedek and to vest in Benedek good, marketable and insurable title to the Chronicle Assets, subject only to any Liens contemplated by the Chronicle Agreement not to be discharged at the time of the closing thereunder.

                           10.10.7 ASSUMPTION AGREEMENTS. WGRC shall have
executed and delivered the instruments of assumption contemplated by Section 3.3 hereof.

                           10.10.8 CHRONICLE AGREEMENT. The transactions
contemplated by the Chronicle Agreement shall have been consummated in accordance with the terms thereof.

11.      REMEDIES FOR BREACH.

                  11.1 WGRC DECLINES TO CLOSE. If WGRC shall be entitled to decline to close, and shall decline to close the transactions contemplated by this Agreement, WGRC shall have no liability to Benedek under or in any way by reason hereof, and WGRC shall have all such rights and remedies against Benedek as may be available to it in law or equity or otherwise.

                  11.2 WGRC ELECTS TO CLOSE. If WGRC elects to close the transactions contemplated by this Agreement and Benedek wrongfully refuses so to do, or if Benedek fails, or if a failure by Benedek is threatened, to comply with any of its covenants and agreements contained in this Agreement, then, in addition to all other remedies which may be available to it, WGRC shall be entitled to injunctive and other equitable relief, including, without limitation, specific performance, and shall be entitled to recover from Benedek its losses, costs and expenses, including reasonable attorneys' fees incurred by WGRC in securing such injunctive or equitable relief.

                  11.3 BENEDEK DECLINES TO CLOSE. If Benedek shall be entitled to decline to close, and shall decline to close the transactions contemplated by this Agreement, Benedek shall have no liability to WGRC under or in any way by reason hereof, and Benedek shall have all such rights and remedies against WGRC as may be available to it in law or equity or otherwise.

                  11.4 BENEDEK ELECTS TO CLOSE. If Benedek elects to close the transactions contemplated by this Agreement and WGRC wrongfully refuses so to do, or if WGRC fails, or if a failure by WGRC is threatened, to comply with any of its covenants and agreements contained in this Agreement, then, in addition to all other remedies which may be available to it, Benedek shall be entitled to injunctive and other equitable relief, including, without limitation, specific performance, and shall be entitled to recover from WGRC its losses, costs and expenses, including reasonable attorneys' fees incurred by Benedek in securing such injunctive or equitable relief.

                  11.5 REMEDIES CUMULATIVE. The specific remedies to which any party may resort under the terms of this Agreement are cumulative and are not intended to be exclusive of any other remedies or means of redress to which such party may lawfully be entitled in case of any breach, threatened breach or failure of observance or performance of any representation, warranty, covenant, agreement or commitment made hereunder or relating hereto or by reason of any such representation, warranty, covenant, agreement or commitment being untrue or incorrect.

12. TERMINATION RIGHTS. This Agreement may be terminated by either WGRC or Benedek, if not then in material default, upon written notice to the other upon the occurrence of any of the following:

                  12.1 If the Chronicle Agreement is terminated for any reason;

                  12.2 If the exchange of the WWLP Assets by WGRC pursuant to this Agreement shall not have been effected within nine (9) months after the date that the FCC accepts the FCC Application for filing;

                  12.3 If the other party breaches in any material respect its representations or warranties herein contained; provided, however, that termination pursuant to this paragraph shall not be effective unless the terminating party shall have given to the party in breach at least 30 days advance notice of its claim of breach so as to afford the other party the opportunity to cure; or

                  12.4 If the other party defaults in any material respect in the observance or in the due and timely performance of any of its covenants herein contained other than the obligation to close on the Closing Date; provided, however, that termination pursuant to this paragraph shall not be effective unless the terminating party shall have given to the party in default at least 30 days advance notice of its claim of default so as to afford the other party the opportunity to cure.

                  12.5 If any of the conditions precedent to the obligations of the parties set forth in this Agreement cannot be satisfied and such conditions have not been waived by the respective party.

13.      RISK OF LOSS.

                  13.1 Except to the extent of any loss or damage caused by acts or omissions of WGRC, its agents, employees, or other persons while acting pursuant to a contract with WGRC, the risk of loss or damage to the WWLP Assets shall be upon Benedek at all times up to and including the Closing Date. In the event of loss or damage except to the extent caused by acts or omissions of WGRC, its agents, employees, or other persons while acting pursuant to a contract with WGRC, Benedek shall promptly notify WGRC thereof and shall use commercially reasonable efforts to repair, replace and restore the lost or damaged property to its former condition as soon as possible. If such repair, replacement and restoration of damage not caused by WGRC, its agents, employees, or other persons while acting pursuant to a contract with WGRC has not been completed prior to the Closing Date, WGRC may, at its option:

                           13.1.1 elect to terminate this Agreement, but only if
the failure to repair, replace and restore the lost or damaged property relates to a material portion of the WWLP Assets and continues for a period in excess of 60 calendar days;

                           13.1.2 elect to consummate the transactions
contemplated by this Agreement on the Closing Date in which event Benedek shall pay to WGRC the amount necessary to restore the lost or damaged property to its former condition and against such obligation shall assign to WGRC all of Benedek's rights under any applicable insurance policies; or

                           13.1.3 elect to postpone the Closing Date, with prior
consent of the FCC if necessary, which consent both parties will use commercially reasonable efforts to obtain, until a date within 15 calendar days after Benedek gives written notice to WGRC of completion of the repair, replacement and restoration of such lost or damaged property. If, after the expiration of that extension period, the lost or damaged property has not been adequately repaired, replaced or restored, WGRC may terminate this Agreement, and the parties shall be released and discharged from any further obligation hereunder.

                  13.2 FAILURE OF BROADCAST TRANSMISSION. Benedek shall give prompt written notice to WGRC if either of the following (a "Specified Event") shall occur: (a) the regular broadcast transmission of the Station in the normal and ususal manner is interrupted or discontinued; or (b) the Station is operated at less than its licensed antenna height above average terrain or at less than 90% of its licensed effective radiated power. If any Specified Event persists for more than 72 consecutive hours or 120 non-consecutive hours (or, in the event of force majeure or utility failure affecting generally the market served by the Station, 96 consecutive hours or 336 non-consecutive hours) during any period of 30 consecutive calendar days, then WGRC may, at its option: (x) terminate this Agreement by written notice given to Benedek not more than 10 calendar days after the expiration of such 30 calendar day period, or (y) proceed in the manner set forth in Section 13.3. In the event of termination of this Agreement by WGRC pursuant to this Section 13.2, the parties shall be released and discharged from any further obligation hereunder.

                  13.3 RESOLUTION OF DISAGREEMENTS. If the parties are unable to agree upon the extent of any loss or damage, the cost to repair, replace or restore any lost or damaged property, the adequacy of any repair, replacement, or restoration of any lost or damaged property, or any other matter arising under Section 13.2, the disagreement shall be referred to a qualified consulting communications engineer mutually acceptable to Benedek and WGRC who is a member of the Association of Federal Communications Consulting Engineers, whose decision shall be final, binding upon and non-appealable by the parties, and whose fees and expenses shall be shared equally by Benedek and WGRC.

14.      INDEMNIFICATION.

                  14.1     INDEMNIFICATION OF BENEDEK.

                           14.1.1 WGRC shall defend and promptly indemnify
Benedek and save and hold it harmless from, against, for and in respect of and shall pay any and all damages, losses, obligations, liabilities, claims, encumbrances, deficiencies, costs and expenses, including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any action, investigation, claim or proceeding (all hereinafter collectively referred to as "Losses") suffered, sustained, incurred or required to be paid by Benedek by reason of (i) the WWLP Assumed Liabilities, (ii) any representation or warranty of WGRC herein being untrue or incorrect, (iii) the operation of the Station after the Closing Date or (iv) any breach or failure of observance or performance of any covenant, agreement or commitment made by WGRC hereunder or under any document or instrument relating hereto or executed pursuant hereto. In addition, WGRC shall indemnify Benedek with respect to any Environmental Claims to the extent provided in Section

7.18.2; provided such indemnification shall be governed by the procedures set forth in Sections 14.3 and 14.4.

                           14.1.2     Notwithstanding anything to the contrary
in this Agreement, WGRC shall be under no obligation to defend, indemnify or hold harmless Benedek with respect to any claim arising under the Chronicle Agreement. In lieu thereof, at the Closing, WGRC shall assign all of its rights and remedies under the Chronicle Agreement to Benedek.

                  14.2     INDEMNIFICATION OF WGRC.

                           14.2.1 Benedek shall defend and promptly indemnify
WGRC, and save and hold it harmless from, against, for and in respect of and pay any and all Losses suffered, sustained, incurred or required to be paid by WGRC by reason of (i) any and all obligations and liabilities of Benedek with respect to the WWLP Excluded Assets and the WWLP Excluded Liabilities; (ii) any representation or warranty contained in Section 7 hereof being untrue or incorrect; (iii) to the extent not covered by the other clauses of this Section 14.2.1, the operation of the Station on or prior to the Closing Date (other than the WWLP Assumed Liabilities); (iv) any breach or failure of observance or performance of any covenant, agreement or commitment made by Benedek hereunder or under any document or instrument relating hereto or executed pursuant hereto;
(v) any liability or obligation of Benedek for Taxes; (vi) any and all liabilities and obligations with respect to the Chronicle Assets, the Chronicle Assumed Liabilities or the Chronicle Agreement; or (vii) the closing of the transactions contemplated by this Agreement in the absence of a Final Order.

                           14.2.2 Notwithstanding anything to the contrary in
this Agreement, WGRC shall not be entitled to indemnification under Section 14.2.1:

                           14.2.2.1 in connection with any Loss to the extent of
any net Tax benefit realized (by reason of a Tax deduction, basis reductions, shifting of income, credits and/or deductions or otherwise) by WGRC in connection with such Loss;

                           14.2.2.2 with respect to any claim for
indemnification hereunder, unless WGRC has given Benedek written notice of such claim prior to the expiration of the applicable survival period of such representation, warranty or covenant as specified in Section 14.5 hereof;

                           14.2.2.3 for any Losses as to which WGRC otherwise
may be entitled to indemnification hereunder pursuant to clauses (ii) or (iii) of Section 14.2.1 (without giving effect to this Section), until such Losses exceed $500,000, and then only for such Losses in excess of $500,000 in the aggregate;

                           14.2.2.4 for any Losses as a result of Environmental
Claims as provided in Section 7.18.2 (it being understood that WGRC shall be indemnified pursuant to clause

(ii) of Section 14.2.1 for any Losses relating to the representations and warranties contained in Section 7.18.1 being untrue or incorrect); and

                           14.2.2.5 with respect to any claim for
indemnification under clauses (ii) and (iii) of Section 14.2.1, for any Losses in excess of $18,500,000, all of such Losses in excess of $18,500,000 being the responsibility of WGRC.

                           14.2.3 If with respect to a claim of indemnification
that WGRC asserts against Benedek hereunder, WGRC also has an enforceable right of indemnification against any third party (contractual or otherwise), WGRC shall use reasonable efforts to pursue such claims or, in the event Benedek pays or otherwise discharges such claim of WGRC, WGRC shall assign to Benedek without recourse to WGRC the claims against such third party.

                  14.3 PROCEDURES FOR INDEMNIFICATION. If a party (an "Indemnified Party") shall claim to have suffered a Loss for which indemnification is available under Section 14.1 or 14.2, as the case may be, the Indemnified Party shall notify the other party (the "Indemnifying Party") in writing of such claim within the applicable time periods. The Indemnified Party shall use reasonable efforts to describe in such notice the nature of such claim, the facts and circumstances that give rise to such claim and the amount of such claim if reasonably ascertainable at the time such claim is made.

                  14.4     PROCEDURES FOR THIRD-PARTY CLAIMS.

                           14.4.1 Any Indemnified Party seeking indemnification
pursuant to this Section 14 in connection with any legal proceeding, action or claim, instituted by a third party, including any governmental entity (a "Third-Party Claim"), shall give the Indemnifying Party from whom indemnification with respect to such claim is sought (i) prompt written notice of such Third- Party Claim and (ii) copies of all documents and information relating to any such Third-Party Claim; provided, however, that the failure by the Indemnified Party to so notify or provide copies to the Indemnifying Party shall not relieve the Indemnifying Party from any liability to the Indemnified Party for any liability hereunder except to the extent that such failure shall have prejudiced the defense of such Third-Party Claim.

                           14.4.2 The Indemnifying Party shall have the right
and obligation, at its sole expense, to defend against, negotiate, settle or otherwise deal with any Third-Party Claim with respect to which it is the Indemnifying Party and to be represented by counsel of its own choice, and the Indemnified Party will not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, so long as the Indemnifying Party is contesting or defending the same with reasonable diligence and in good faith; provided, however, that the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense; provided further, that the Indemnifying Party may not enter into a settlement of any such Third-Party Claim without the consent of the Indemnified Party, which consent shall be not unreasonably withheld, unless such settlement requires no more than a monetary payment for which the Indemnified Party is fully indemnified by the Indemnifying Party or involves other matters not binding upon the Indemnified Party; and provided further that, in the event the Indemnifying Party fails timely to defend against, negotiate, settle or otherwise deal with such Third-Party Claim as provided above in this Section 14.4.2, then the Indemnified Party shall have the right to defend against, negotiate, settle or otherwise deal with the Third-Party Claim in such manner as the Indemnified Party deems appropriate, in its sole discretion, and may recover subject to the limitations set forth in Section 14.2.2, all other amounts paid as a result of such Third-Party Claim or compromise or settlement thereof.

                  14.5 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants of Benedek and WGRC contained in this Agreement, or in any certificate, instrument or other document delivered by Benedek or WGRC pursuant to this Agreement or in connection with the transactions contemplated hereby, shall survive the Closing for a period of 18 months; provided, however, that the covenants and agreements contained in this
Article 14 shall continue in full force and effect until fully discharged and the representations and warranties of Benedek (i) in Section 7.7 shall survive for the period of the applicable statute of limitations, (ii) in Section 7.18.1 shall survive for a period of two and one-half (2 1/2) years after the Closing, and (iii) in Section 7.5 and the penultimate sentence of Section 7.10 shall survive indefinitely; and further provided that, any representation, warranty or covenant that is the subject of a claim which is asserted in writing prior to the expiration of the applicable survival period shall survive with respect to such claim or dispute until the final resolution thereof.

15. BROKERS. Benedek, on the one hand, and WGRC, on the other hand, covenant and represent to each other that they had no dealings with any broker or finder in connection with this Agreement or the transactions contemplated hereby and no broker, finder or other Person is entitled to receive any broker's commissions or finder's fee or similar compensation in connection with any such transaction. Each of the parties agrees to defend, indemnify and hold harmless the other from, against, for and in respect of any and all losses sustained by the other as a result of any liability or obligation to any broker or finder on the basis of any arrangement, agreement or acts made by or on behalf of such party with any Person whatsoever.

16. TAX MATTERS. Benedek and WGRC shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such Tax data, prior Tax Returns and filings and other information as may be reasonably required for the preparation by Benedek or WGRC of any Tax Returns, elections, consents or certificates required to be prepared and filed by Benedek or WGRC and any audit or other examination by any taxing authority, or judicial or administrative proceeding relating to liability for Taxes in connection with the transactions contemplated hereby. Benedek and WGRC will each retain and provide to the other party all records and other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and will each provide the other party with any final determination of any such audit or examination, proceeding or determination that affects the amount required to be shown on any Tax Return of the other party for any period.

17.      MISCELLANEOUS.

                  17.1 CONFIDENTIALITY. The terms of the Confidentiality Agreement are hereby incorporated by reference and WGRC agrees to be bound by the terms thereof from and after the Closing in accordance with the terms thereof, such that the information obtained by WGRC, or its officers, employees, agents or representatives pursuant to Sections 9.1, 9.11 or 10.7 hereof, in connection with the negotiation, execution and performance of this Agreement and the Assignment Agreement, the consummation of the transactions contemplated hereby and thereby, or otherwise, shall be governed by the terms set forth in the Confidentiality Agreement.

                  17.2 ENTIRE AGREEMENT. Except for the Assignment Agreement and the Confidentiality Agreement, this Agreement constitutes the entire agreement of the parties (and supersedes any prior understanding of the parties) with respect to the subject matter hereof. The representations, warranties, covenants and agreements set forth in this Agreement, the Confidentiality Agreement and the Assignment Agreement and in any financial statements, schedules or exhibits delivered pursuant hereto constitute all the representations, warranties, covenants and agreements of the parties hereto and upon which the parties have relied and except as may be specifically provided herein, in the Confidentiality Agreement or in the Assignment Agreement, no change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.

                  17.3 NOTICES. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if sent by certified or registered mail, return receipt requested and postage prepaid, hand delivery, overnight delivery service or telephone facsimile:

                          If to WGRC, Inc., at:

                          WGRC, Inc.
                          79 Ridge Road
                          Bristol, RI  02809
                          Telephone:  (401) 253-4950
                          Facsimile:  (401) 454-1317
                          Attention:  Gary R. Chapman, President

                          With a copy to:




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



                          Weil, Gotshal & Manges LLP
                          767 Fifth Avenue
                          New York, NY 10153
                          Telephone:  (212) 310-8239
                          Facsimile:  (212) 310-8677
                          Attention:  Marita A. Makinen, Esq.

                          If to Benedek c/o Benedek Broadcasting Corporation at:

                          100 Park Avenue
                          Rockford, Illinois 61101
                          Telephone:     (815) 987-5350
                          Facsimile:     (815) 987-5335
                          Attention:     President

                          With a copy to:

                          Shack & Siegel, P.C.
                          530 Fifth Avenue
                          New York, New York 10036
                          Telephone:     (212) 782-0700
                          Facsimile:     (212) 730-1964
                          Attention:     Paul S. Goodman, Esq.

or at such other address as any party may specify by notice given to the other party in accordance with this Section 17.3. The date of the giving of any notice sent by mail shall be three (3) business days following the date of the posting of the mail, the date delivered in person if delivered in person, the next business day following delivery to an overnight delivery service or the date sent by telephone facsimile.

                  17.4 PUBLIC ANNOUNCEMENT. Except for any disclosures or announcements which Benedek or WGRC shall be required to make pursuant to the Communications Act or the rules and regulations of the FCC, or disclosures or announcements required to be made pursuant to the rules and regulations of the Securities and Exchange Commission or any other Federal or state governmental agency, WGRC and Benedek will jointly prepare and determine the timing of any press release or other announcement to the public (including any announcement to the employees of the Station) concerning the execution of this Agreement and the transactions contemplated herein. Except as provided for in the preceding sentence, no party hereto will issue any press release or make any other public announcement relating to the execution of this Agreement or the transactions contemplated herein, except that any party may make any disclosure required to be made by it under applicable law if it determines in good faith that it is appropriate to do so and gives prior notice and a reasonable time to comment to the other party hereto.

                  17.5 NO WAIVER. No waiver of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver in respect of any subsequent breach or default, either of similar or different nature, unless expressly so stated in writing.

                  17.6 GOVERNING LAW. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of New York applicable to contracts to be performed entirely within that State. Should any clause, section or part of this Agreement be held or declared to be void or illegal for any reason, all other clauses, sections or parts of this Agreement which can be effected without such illegal clause, section or part shall nevertheless continue in full force and effect.

                  17.7 CONSENT TO JURISDICTION. Each of the parties hereto hereby consents to the exclusive jurisdiction and venue of the Courts of the State of New York, located in the County of New York and the United States District Court for the Southern District of New York with respect to any matter relating to this Agreement and performance of the parties' obligations hereunder, the documents and instruments executed and delivered concurrently herewith or pursuant hereto and performance of the parties' obligations thereunder and each of the parties hereto hereby consents to the personal jurisdiction of such courts and shall subject itself to such personal jurisdiction. Any action, suit or proceeding relating to such matters shall be commenced, pursued, defended and resolved only in such courts and any appropriate appellate court having jurisdiction to hear an appeal from any judgment entered in such courts. Service of process in any action, suit or proceeding relating to such matters may be made and served within or outside the State of New York, County of New York or the Southern District of New York by registered or certified mail to the parties and their representatives at their respective addresses specified in Section 17.3 hereof, provided that a reasonable time, not less than 30 days, is allowed for response. Service of process may also be made in such other manner as may be permissible under the applicable court rules.

                  17.8 EXPENSES. Except as otherwise provided herein, WGRC and Benedek shall each bear their own costs and expenses in connection with this transaction. If attorneys' fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith.

                  17.9 BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party hereto.

                  17.10 INTENT. It is the intent of the parties hereto that the transactions contemplated by this Agreement will qualify as to Benedek as a like-kind exchange pursuant to Section 1031 of the Code.

                  17.11 GOOD FAITH. Recognizing the complex nature of the transactions contemplated in this Agreement, the parties hereto agree to cooperate in good faith to effectuate the transactions set forth herein and in the Chronicle Agreement in accordance with the intent of the parties as expressed herein and therein.

                  17.12 HEADINGS. The headings or captions under sections of this Agreement are for convenience and reference only and do not in any way modify, interpret or construe the intent of the parties or effect any of the provisions of this Agreement.

                  17.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which when taken together shall constitute one agreement.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on the date and year first above written.

                               WGRC, INC.



                               By:  /s/ Gary R. Chapman
                                  ______________________________________________
                                  Name:  Gary R. Chapman
                                  Title: President


                               BENEDEK BROADCASTING CORPORATION



                               By: /s/ Ronald L. Lindwall
                                  ______________________________________________
                                  Name:  Ronald L. Lindwall
                                  Title: Senior Vice President-Finance and Chief
                                         Financial Officer


                               BENEDEK LICENSE CORPORATION



                               By: /s/ Ronald L. Lindwall
                                  ______________________________________________
                                  Name:  Ronald L. Lindwall
                                  Title: Senior Vice President-Finance and Chief
                                         Financial Officer